Execution Copy

EQUITY PURCHASE AGREEMENT

between

GREG K. ROGERS,

PHILIP T. TRAVIS,
AS TRUSTEE OF THE
LORIN L. ROGERS 2018 TRUST,
KIMBERLIN ROGERS 2018 TRUST,
GREGORY K. ROGERS 2018 TRUST
AND
MARY K. ROGERS 2018 TRUST,

LK GREGORY CONSTRUCTION, INC.

PLATEAU EXCAVATION, INC.

DEWITT EXCAVATION, LLC

and

STERLING CONSTRUCTION COMPANY, INC.

dated as of

AUGUST 13, 2019

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE 1

Section 1.1	Purchase and Sale.	1
Section 1.2	Estimated Adjustment	1
Section 1.3	Transactions to be Effected at the Closing	2
Section 1.4	Closing	4
Section 1.5	Calculations.	4
Section 1.6	Review; Disputes.	5
Section 1.7	Payment Upon Final Determination of Adjustments	6
Section 1.8	Purchase Price Allocation	6
Section 1.9	Section 338(h)(10) Election	7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS 8

Section 2.1	Organization and Authority of Sellers	8
Section 2.2	Organization, Authority and Qualification of the Acquired Companies	9
Section 2.3	Capitalization	9
Section 2.4	No Subsidiaries	9
Section 2.5	No Conflicts; Consents	10
Section 2.6	Financial Statements	10
Section 2.7	Undisclosed Liabilities; Indebtedness	10
Section 2.8	Absence of Certain Changes, Events and Conditions	10
Section 2.9	Material Contracts	12
Section 2.10	Title to Assets; Sufficiency of Assets; Real Property	13
Section 2.11	Intellectual Property	15
Section 2.12	Legal Proceedings; Governmental Orders	15
Section 2.13	Compliance With Laws; Permits	15
Section 2.14	Environmental Matters	16
Section 2.15	Employee Benefit Matters	18
Section 2.16	Employment Matters	20
Section 2.17	Taxes	20
Section 2.18	Brokers	23
Section 2.19	Receivables	23
Section 2.20	Material Customers and Material Suppliers	23
Section 2.21	Affiliate Transactions	23
Section 2.22	Insurance	23
Section 2.23	Investment Purpose	23
Section 2.24	Independent Investigation	24
Section 2.25	No Other Representations and Warranties	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER 24

Section 3.1	Organization and Authority of Buyer	24
Section 3.2	No Conflicts; Consents	25
Section 3.3	Investment Purpose	25
Section 3.4	Buyer Capital Structure	25
Section 3.5	Valid Issuance of Buyer Common Stock	25
Section 3.6	Buyer SEC Reports	25
Section 3.7	Brokers	26
Section 3.8	Sufficiency of Funds	26
Section 3.9	Legal Proceedings	26
Section 3.10	Independent Investigation	26
Section 3.11	No Other Representations and Warranties	26

TABLE OF CONTENTS

ARTICLE IV COVENANTS		26
Section 4.1	Conduct of Business Prior to the Closing	26
Section 4.2	Access to Information	27
Section 4.3	Employees; Benefit Plans	27
Section 4.4	Plant Closing and Mass Layoffs	28
Section 4.5	Director and Officer Indemnification and Insurance	29
Section 4.6	Confidentiality	29
Section 4.7	Regulatory and Other Authorizations; Consents	29
Section 4.8	Books and Records	31
Section 4.9	Closing Conditions	32
Section 4.10	Public Announcements	32
Section 4.11	Further Assurances	32
Section 4.12	Tax Matters	32
Section 4.13	Transfer Taxes	35
Section 4.14	R&W Insurance Policy	35
Section 4.15	Acquisition Proposals	36
Section 4.16	Financing Cooperation	36
Section 4.17	Financial Information	37
Section 4.18	Buyer Stock Consideration.	37
Section 4.19	Form I-9 Audit	38
Section 4.20	Title Insurance	38
Section 4.21	Transfer of Properties	38
Section 4.22	Release of Encumbrances	38
ARTICLE V CONDITIONS TO CLOSING		38
Section 5.1	Conditions to Obligations of All Parties	38
Section 5.2	Conditions to Obligations of Buyer	39
Section 5.3	Conditions to Obligations of Sellers	39
ARTICLE VI INDEMNIFICATION		40
Section 6.1	Survival	40
Section 6.2	Indemnification by Sellers	40
Section 6.3	Indemnification by Buyer	42
Section 6.4	Indemnification Procedures	43
Section 6.5	Miscellaneous Indemnification Provisions	44
ARTICLE VII TERMINATION		45
Section 7.1	Termination	45
Section 7.2	Effect of Termination	46
ARTICLE VIII MISCELLANEOUS		46
Section 8.1	Expenses	46
Section 8.2	Notices	46
Section 8.3	Interpretation	47
Section 8.4	Headings	47
Section 8.5	Severability	47
Section 8.6	Entire Agreement	48
Section 8.7	Successors and Assigns	48
Section 8.8	No Third-party Beneficiaries	48
Section 8.9	Amendment and Modification; Waiver	48
Section 8.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	48
Section 8.11	Specific Performance	49

TABLE OF CONTENTS

Section 8.12 Counterparts 49
Section 8.13 Seller Release 49

EXHIBITS

Exhibit A	Definitions
Exhibit B	Seller Note
Exhibit C	Lease Amendment
Exhibit D	Sample Working Capital Calculation
Exhibit E	Purchase Price Allocation Methodology
Exhibit F	Section 338(h)(10) Allocation Methodology
Exhibit G	R&W Insurance Binder
Exhibit H	Form Employment Agreement
Exhibit I	Form Restrictive Covenant Agreement
Exhibit J	Form of Quitclaim Deed

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE (this "Agreement"), dated as of August 13, 2019, is entered into by and among Greg K. Rogers ("Rogers"), Philip T. Travis, as trustee of the Lorin L. Rogers 2018 Trust, Kimberlin Rogers 2018 Trust, Gregory K. Rogers 2018 Trust and Mary K. Rogers 2018 Trust (collectively, the "Trusts" and together with Rogers, "Sellers"), LK Gregory Construction, Inc., a Tennessee corporation ("LKGC"), Plateau Excavation, Inc., a Georgia corporation ("Plateau"), DeWitt Excavation, LLC, a Florida limited liability company ("DeWitt" and, together with LKGC and Plateau, the "Acquired Companies" or the "Acquired Business"), and Sterling Construction Company, Inc., a Delaware corporation ("Buyer"). Certain capitalized terms used herein have the meanings ascribed to such terms in Exhibit A.

RECITALS

WHEREAS, Rogers and the Trusts collectively own all of the issued and outstanding shares of common stock, par value $1.00 (the "Plateau Shares"), of Plateau, and Rogers owns all of the issued and outstanding equity interests (the "DeWitt Interests") in DeWitt and all of the issued and outstanding shares of common stock, no par value (the "LKGC Shares"), of LKGC;

WHEREAS, Rogers and the Trusts wish to sell to Buyer, and Buyer wishes to purchase from Rogers and the Trusts, the Plateau Shares; and

WHEREAS, Rogers wishes to sell to Buyer, and Buyer wishes to purchase from Rogers, the DeWitt Interests and the LKGC Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, for the consideration specified in Section 1.3, the following:

(i) the Plateau Shares;

(ii) the DeWitt Interests; and

(iii) the LKGC Shares.

Section 1.2 Estimated Adjustment. At least five Business Days prior to the Closing Date, Sellers shall deliver to Buyer an estimated balance sheet of the Acquired Business as of 11:59 p.m. on the day prior to the Closing Date, but which shall not reflect the transactions occurring at the Closing (the "Estimated Closing Balance Sheet"), together with a statement that sets forth Sellers' good faith estimate of Closing Cash (the "Estimated Closing Cash"), Company Indebtedness (the "Estimated Closing Company Indebtedness"), Company Transaction Expenses (the "Estimated Company Transaction Expenses") and Closing Net Working Capital Amount (the "Estimated Net Working Capital Amount"), along with reasonable supporting detail therefor. The Estimated Closing Balance Sheet shall be prepared in accordance

with GAAP on a basis consistent with the accounting principles, methodologies and assumptions utilized in the preparation of the Audited Financial Statements (the "Seller Accounting Principles"). Sellers shall deliver or make available to Buyer copies of the records and work papers used in the calculation of the Estimated Closing Cash, Estimated Closing Company Indebtedness, Estimated Company Transaction Expenses and Estimated Net Working Capital Amount and, from time to time prior to the Closing upon Buyer's reasonable request, Sellers and their representatives shall discuss with Buyer and its representatives such calculation and the records and work papers related thereto.

Section 1.3 Transactions to be Effected at the Closing.

(a) The aggregate consideration to be paid by Buyer at the Closing for the Plateau Shares, the DeWitt Interests and the LKGC Shares is $400,000,000 (the "Base Purchase Price"), which shall be paid as follows:

(i) Buyer shall pay to Sellers (A) $375,000,000, (the "Cash Consideration") plus (B) the Estimated Closing Cash, minus (C) the Estimated Closing Company Indebtedness, minus (D) the Estimated Company Transaction Expenses, plus (E) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (F) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount (collectively, the "Closing Date Cash Payment");

(ii) Buyer shall issue to Sellers the Buyer Stock Consideration; and

(iii) Buyer shall deliver to Sellers the Seller Note in the principal amount of $10,000,000.

The Closing Date Cash Payment shall be paid by wire transfer of immediately available funds to the accounts designated in writing by Sellers no later than two Business Days prior to the Closing Date.

(b) At or prior to the Closing, Buyer shall deliver to Sellers:

(i) book-entry confirmation from the registrar and transfer agent for the Buyer Common Stock evidencing issuance to Sellers of the shares of Buyer Common Stock issuable as Buyer Stock Consideration;

(ii) the Seller Note, in the form attached hereto as Exhibit B (the "Seller Note"); and

(iii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 5.3 hereof.

(c) At or prior to the Closing, Sellers shall deliver to Buyer:

(i) stock certificates evidencing the Plateau Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) certificates evidencing the DeWitt Interests, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank;

(iii) stock certificates evidencing the LKGC Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(iv) the Seller Note;

(v) a duly executed certificate of the trustee of the Trusts attaching resolutions of such trustee authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which each Trust is a party and the consummation of the transactions contemplated hereby and thereby;

(vi) a duly executed certificate of the secretary or other duly authorized officer of each Acquired Company attaching (A) resolutions of the board of directors (or similar governing body) of such Acquired Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which each such Acquired Company is a party and the consummation of the transactions contemplated hereby and thereby, and (B) a true and correct copy of the certificate of incorporation, certificate of formation, by-laws and/or operating agreement (or equivalent governing documents) of each Acquired Company, as amended, including a statement that no amendments have been made to such documents since the dates thereof;

(vii) final invoices with respect to all Company Transaction Expenses;

(viii) if requested by Buyer in writing at least five Business Days prior to the Closing, a resignation, effective as of the Closing, of each director or manager, as applicable, of the Acquired Companies;

(ix) a certificate of good standing with respect to each Acquired Company, in each case issued by such Acquired Company's state of organization, dated no more than five Business Days prior to the Closing Date;

(x) an amendment to the Lease Agreement, dated as of September 15, 2018, by and between G K Rogers Construction, LLC and DeWitt, duly executed by each of GK Rogers Construction, LLC and DeWitt, in the form attached as Exhibit C attached hereto;

(xi) the Quitclaim Deeds; and

(xii) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 5.2 of this Agreement.

(d) At the Closing, Buyer (on behalf of the Acquired Companies) shall pay the Closing Company Indebtedness out of the Cash Consideration to the Persons set forth on Schedule 1.3(d) (which Schedule shall be updated if any new Closing Company Indebtedness is incurred following the date of this Agreement), by wire transfer of immediately available funds to the accounts that were designated by such Persons no later than two Business Days prior to the Closing Date.

(e) At the Closing, Buyer (on behalf of the Acquired Companies) shall pay the Company Transaction Expenses out of the Cash Consideration to the Persons set forth on Schedule 1.3(e) (which Schedule shall be updated if any Company Transaction Expenses to new payees are incurred following the date of this Agreement), by wire transfer of immediately available funds to the accounts that were designated by such Persons no later than two Business Days prior to the Closing Date.

(f) Any certificates issued in respect of or exchange for the shares of Buyer Common Stock issuable as Buyer Stock Consideration shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH SHARES MAY BE TRANSFERRED PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER."

In the event that any shares of Buyer Common Stock issuable hereunder shall cease to be Restricted Shares, Buyer shall, upon the written request of Sellers, issue to such holder a new certificate representing such shares of Buyer Common Stock without the legend required by this Section 1.3(f), if such shares are certificated, or if the shares are represented by book-entry, instruct the transfer agent to remove the legend required by this Section 1.3(f).

(g) In no event shall the aggregate number of shares of Buyer Common Stock issued hereunder (the "Issued Shares") exceed a number of shares equal to 19.9% of the number of shares of Buyer Common Stock outstanding immediately prior to the Closing (the "19.9% Threshold"). In the event that the number of shares of Buyer Common Stock otherwise comprising the Issued Shares would exceed the 19.9% Threshold, the number of shares of Buyer Common Stock issued as Buyer Stock Consideration will be cut back to the 19.9% Threshold and the cash component of the Purchase Price will be increased by an amount equal to the Buyer Common Stock Price with respect to each cut back share of Buyer Common Stock.

Section 1.4 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Plateau Shares, DeWitt Interests and LKGC Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Eastern time, on the later to occur of (a) October 1, 2019, or (b) the fifth Business Day following the date on which all of the conditions to Closing set forth in ARTICLE V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver thereof at the Closing), at the offices of DLA Piper LLP (US), 1201 West Peachtree Street, Atlanta, Georgia, 30309, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing actually takes place being the "Closing Date"). The parties hereto agree that, should the Closing occur, the effective time and date of the consummation of the transactions contemplated herein shall be 12:01 a.m., Central time, on the Closing Date.

Section 1.5 Calculations. As promptly as practicable, but in no event later than 75 days following the Closing Date, Buyer shall, at its expense, (a) cause to be prepared, in accordance with GAAP on a basis consistent with the Seller Accounting Principles, a balance sheet of the Acquired Business as of 11:59 p.m. on the day prior to the Closing Date, but which shall not reflect the transactions occurring at the Closing (the "Closing Balance Sheet"), together with a statement (the "Closing Date Schedule") setting forth in reasonable detail Buyer's calculation of the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount, and (b) deliver to Sellers the Closing Balance Sheet and the Closing Date Schedule. Buyer shall deliver or make available to Sellers copies of the records and work papers used in the calculation of the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount and, upon Sellers' reasonable request, Buyer and its representatives shall discuss with Sellers and their representatives such calculation and the records and work papers related thereto. The parties hereto agree and acknowledge

that the Closing Date Schedule is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Seller Accounting Principles or the sample net working capital calculation set forth on Exhibit D attached hereto. Notwithstanding any other provision herein or elsewhere to the contrary, to the extent that the Closing Date Schedule corrects an error or noncompliance with the Seller Accounting Principles or the sample net working capital calculation set forth on Exhibit D attached hereto, then the Target Net Working Capital Amount shall be reduced or increased as a result of such error or noncompliance, as appropriate, to reflect such error or noncompliance.

Section 1.6 Review; Disputes.

(a) From and after the Effective Date, Buyer shall provide Sellers and any accountants or advisors retained by Sellers with reasonable access to the books and records of the Acquired Companies for the purposes of: (i) enabling Sellers and their accountants and advisors to calculate, and to review Buyer's calculation of, the Closing Cash, Closing Company Indebtedness and Closing Net Working Capital Amount; and (ii) identifying any dispute related to the calculation of the Closing Cash, Closing Company Indebtedness and Closing Net Working Capital Amount in the Closing Date Schedule.

(b) If Sellers dispute the calculation of any item set forth in the Closing Date Schedule, then Sellers shall deliver a written notice (a "Dispute Notice") to Buyer at any time during the 45 day period commencing upon receipt by Sellers of the Closing Balance Sheet and the Closing Date Schedule, all as prepared by Buyer in accordance with the requirements of Section 1.5 (the "Review Period"). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(c) If Sellers do not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer's calculation of the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount set forth in the Closing Date Schedule shall be deemed final and binding on Buyer and Sellers for all purposes of this Agreement.

(d) If Sellers deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, then Sellers and Buyer shall use commercially reasonable efforts to reach agreement on the disputed calculations set forth in such Dispute Notice. If Sellers and Buyer are unable to reach agreement on the Closing Date Schedule within 30 days after the end of the Review Period, either party shall have the right to refer such dispute after such 30th day to Pricewaterhouse Coopers LLP, or if Pricewaterhouse Coopers LLP is unable or unwilling to serve, to another nationally-recognized accounting or financial firm mutually agreed upon between Buyer and Sellers (such firm, or any successor thereto, being referred to herein as the "Firm"). In connection with the resolution of any such dispute by the Firm: (i) each of Buyer and Sellers shall have a reasonable opportunity to submit to the Firm a written statement of their views as to any disputed issues with respect to the calculation of any of the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount, a copy of which shall also be delivered to the other parties hereto; (ii) the Firm shall determine the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount in accordance with the terms of this Agreement based solely on the written submissions delivered to the Firm pursuant to sub-clause (i) of this Section 1.6(d) within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations to Sellers and Buyer; and (iii) the determination made by the Firm of the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing Net Working Capital Amount shall be final and binding on Buyer and Sellers for all purposes of this Agreement, absent manifest error or intentional misconduct. Notwithstanding anything else contained herein, in calculating the Closing Cash, Closing Company Indebtedness, Company Transaction Expenses and Closing

Net Working Capital Amount, (x) the Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Sellers or Buyer, and no less than the lower amount calculated by Sellers or Buyer, as the case may be. All fees and expenses of the Firm shall be borne by Buyer, on the one hand, and Sellers, on the other hand, proportionately to the amount of the difference between the disputed items submitted to the Firm and the final determination of the disputed items by the Firm. For illustrative purposes only, if Buyer's calculation of a disputed item is $80, Sellers' calculation of such disputed item is $100, and the amount as finally resolved by the Firm is $95, then Buyer shall pay 75% ((95-80) / (100-80)) of such fees and expenses and Sellers shall pay 25% ((100-95) / (100-80)) of such fees and expenses. Each party will be responsible for 100% of its own fees and expenses relating to the dispute resolution procedures described in this Section 1.6.

Section 1.7 Payment Upon Final Determination of Adjustments.

(a) The "Adjustment Amount" shall initially be zero and shall be increased or decreased as follows: (i) if the Closing Cash, as finally determined in accordance with Section 1.6, is less than the Estimated Closing Cash, then the Adjustment Amount shall be decreased, dollar for dollar, by the absolute value of such shortfall; (ii) if the Closing Cash, as finally determined in accordance with Section 1.6, is greater than the Estimated Closing Cash, then the Adjustment Amount shall be increased, dollar for dollar, by the amount of such excess; (iii) if the Closing Company Indebtedness, as finally determined in accordance with Section 1.6, is less than the Estimated Closing Company Indebtedness, then the Adjustment Amount shall be increased, dollar for dollar, by the absolute value of such shortfall; (iv) if the Closing Company Indebtedness, as finally determined in accordance with Section 1.6, is greater than the Estimated Closing Company Indebtedness, then the Adjustment Amount shall be decreased, dollar for dollar, by the amount of such excess; (v) if the Company Transaction Expenses, as finally determined in accordance with Section 1.6, are less than the Estimated Company Transaction Expenses, then the Adjustment Amount shall be increased, dollar for dollar, by the absolute value of such shortfall; (vi) if the Company Transaction Expenses, as finally determined in accordance with Section 1.6, are greater than the Estimated Company Transaction Expenses, then the Adjustment Amount shall be decreased, dollar for dollar, by the amount of such excess; (vii) if the Closing Net Working Capital Amount, as finally determined in accordance with Section 1.6, is less than the Estimated Net Working Capital Amount, then the Adjustment Amount shall be decreased, dollar for dollar, by the absolute value of such shortfall; and (viii) if the Closing Net Working Capital Amount, as finally determined in accordance with Section 1.6, is greater than the Estimated Net Working Capital Amount, then the Adjustment Amount shall be increased, dollar for dollar, by the amount of such excess.

(b) If the Adjustment Amount is a negative number in accordance with Section 1.7(a), then Sellers shall, no later than five Business Days after such determination, pay to Buyer the aggregate amount of such Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.

(c) If the Adjustment Amount is a positive number in accordance with Section 1.7(a) then Buyer shall, no later than five Business Days after such determination, deliver or cause to be delivered the amount of such Adjustment Amount by wire transfer of immediately available funds to the accounts designated in writing by Sellers.

Section 1.8 Purchase Price Allocation.

(a) Within 60 days following the Closing Date, Buyer shall deliver to Sellers a statement setting forth in reasonable detail a proposed allocation of the Purchase Price and any other amounts treated as additional consideration for Tax purposes as of the Closing Date in accordance with the

methodology described in Exhibit E (the "Proposed Allocation"). No later than 30 days following the delivery of the Proposed Allocation, Sellers may deliver to Buyer a statement setting forth in reasonable detail any objections thereto, the basis for such objections, and Sellers' proposed allocation ("Sellers' Allocation Notice"). If Sellers timely deliver to Buyer a Sellers' Allocation Notice, Sellers and Buyer shall, during the 20 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. The Proposed Allocation, if no Sellers' Allocation Notice is timely delivered, or as adjusted pursuant to any agreement between Sellers and Buyer during the 20-day period following the timely delivery of Sellers' Allocation Notice, shall be final and binding on the parties hereto. If Sellers' Allocation Notice is timely delivered and Sellers and Buyer are unable to reach agreement within such 20-day period, Buyer and Sellers shall submit such remaining disagreements to the Firm. Buyer and Sellers shall submit, in writing, to the Firm a statement of their views as to any such disputed items, and the Firm shall make a written determination as to the appropriate allocation of the Purchase Price and any other amounts treated as additional consideration for Tax purposes, which determination shall be final and binding on the parties hereto for all purposes hereunder. Buyer and Sellers will each use their commercially reasonable efforts to cause the Firm to render its determination within 30 days or as soon thereafter as reasonably practicable. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear 50% of the fees and expenses of the Firm incurred in connection with this Section 1.8(a). The allocation of the Purchase Price and any other amounts treated as additional consideration for Tax purposes, as finally determined pursuant to this Section 1.8(a), is referred to herein as the "Purchase Price Allocation."

(b) With respect to the DeWitt Interests, Rogers shall prepare and deliver copies of Form 8594 and any required exhibits thereto and, with respect to Plateau, Sellers shall prepare and deliver copies of Form 8883 and any required exhibits thereto (if the Section 338(h)(10) Election is made) (the "Asset Acquisition Statements"). Buyer shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statements (the "Revised Statements") to report any matters set forth on the Asset Acquisition Statements requiring an update (including adjustments to the Purchase Price, if any) consistent with the agreed upon allocation. The total consideration for the Plateau Shares, DeWitt Interests and LKGC Shares shall be allocated in accordance with the Purchase Price Allocation and the Asset Acquisition Statements, or the then-applicable Revised Statements, provided by Sellers to Buyer, and all income Tax Returns and reports filed by Buyer and Sellers shall be prepared consistently with such allocations. Neither Buyer nor Sellers shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Purchase Price Allocation, Asset Acquisition Statements or the then-applicable Revised Statements unless otherwise required by applicable Law.

Section 1.9 Section 338(h)(10) Election.

(a) If Buyer elects to make a Section 338(h)(10) Election, Buyer shall deliver to Sellers a statement setting forth in reasonable detail its proposed allocation of the portion of the Purchase Price and any other amounts treated as additional consideration for Tax purposes previously allocated to the Plateau equity among the assets of Plateau in accordance with the methodology described in Exhibit F (the "Proposed Section 338(h)(10) Allocation"). No later than 15 days following the delivery of the Proposed Section 338(h)(10) Allocation, Sellers may deliver to Buyer a statement setting forth in reasonable detail any objections thereto, the basis for such objections, and Sellers' proposed allocation of the portion of the Purchase Price and any other amounts treated as additional consideration for Tax purposes among the assets of Plateau ("Sellers' Section 338(h)(10) Allocation Notice"). If Sellers timely deliver to Buyer a Sellers' Section 338(h)(10) Allocation Notice, Sellers and Buyer shall, during the 15 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. The Proposed Section 338(h)(10) Allocation, if no Sellers' Section 338(h)(10) Allocation Notice is timely delivered, or as adjusted pursuant to any agreement between Sellers and Buyer during the 15-day period following the timely delivery of Sellers' Section 338(h)(10) Allocation Notice, shall be final and binding on the parties hereto. If Sellers' Section 338(h)(10) Allocation Notice is timely delivered and Sellers and Buyer are unable

to reach agreement within such 15-day period, Buyer and Sellers shall submit such remaining disagreements to the Firm. Buyer and Sellers shall submit, in writing, to the Firm a statement of their views as to any such disputed items, and the Firm shall make a written determination as to the appropriate allocation of the portion of the Purchase Price and any other amounts treated as additional consideration for Tax purposes among the assets of Plateau, which determination shall be final and binding on the parties hereto for all purposes hereunder. Buyer and Sellers will each use their commercially reasonable efforts to cause the Firm to render its determination within 30 days or as soon thereafter as reasonably practicable. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear 50% of the fees and expenses of the Firm incurred in connection with this Section 1.9(a). The allocation of the Purchase Price and any other amounts treated as additional consideration for Tax purposes, as finally determined pursuant to this Section 1.9(a), is referred to herein as the "Plateau Purchase Price Allocation." The Purchase Price Allocation shall be revised to take into account the Plateau Purchase Price Allocation.

(b) Within 15 days after determination of the Plateau Purchase Price Allocation pursuant to Section 1.9(a), Sellers shall deliver to Buyer a statement setting forth in reasonable detail its calculation of the Gross-Up Amount (the "Proposed Gross-Up Amount"). No later than 15 days following the delivery of the Proposed Gross-Up Amount, Buyer may deliver to Sellers a statement setting forth in reasonable detail any objections thereto, the basis for such objections, and Buyer's proposed Gross-Up Amount ("Buyer's Gross-Up Notice"). If Buyer timely deliver to Sellers a Buyer's Gross-Up Notice, Sellers and Buyer shall, during the 15 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. The Proposed Gross-Up Amount, if no Buyer's Gross-Up Notice is timely delivered, or as adjusted pursuant to any agreement between Sellers and Buyer during the 15-day period following the timely delivery of Buyer's Gross-Up Notice, shall be final and binding on the parties hereto. If Buyer's Gross-Up Notice is timely delivered and Sellers and Buyer are unable to reach agreement within such 15-day period, Buyer and Sellers shall submit such remaining disagreements to the Firm. Buyer and Sellers shall submit, in writing, to the Firm a statement of their views as to any such disputed items, and the Firm shall make a written determination as to the appropriate calculation of the Gross-Up Amount, which determination shall be final and binding on the parties hereto for all purposes hereunder. Buyer and Sellers will each use their commercially reasonable efforts to cause the Firm to render its determination within 30 days or as soon thereafter as reasonably practicable. Buyer shall bear 100% of the fees and expenses of the Firm incurred in connection with this Section 1.9(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedule, Sellers represent and warrant to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof.

Section 2.1 Organization and Authority of Sellers. Rogers is a natural person resident in the State of Georgia. Each of the Trusts is a trust duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each Seller has all necessary power and authority to enter into this Agreement and each other agreement and instrument contemplated hereby to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement and instrument contemplated hereby to which any Seller is a party has been duly executed and delivered by each such Seller, and (assuming due authorization, execution and delivery by the other parties thereto) each of this Agreement and each other agreement and instrument contemplated hereby to which any Seller is a party constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Sellers have made available to Buyer correct and complete

copies of the Organizational Documents of the Trusts and the Acquired Companies (as amended through the date of this Agreement).

Section 2.2 Organization, Authority and Qualification of the Acquired Companies. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not give rise to a material liability to the Acquired Business, taken as a whole. Each Acquired Company has all necessary power and authority to enter into this Agreement and each other agreement and instrument contemplated hereby to which such Acquired Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquired Companies of this Agreement and each other agreement and instrument contemplated hereby to which an Acquired Company is a party, the performance by each Acquired Company of its obligations hereunder and thereunder and the consummation by each Acquired Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Acquired Companies. This Agreement and each other agreement and instrument contemplated hereby to which any Acquired Company is a party has been duly executed and delivered by each such Acquired Company, and (assuming due authorization, execution and delivery by the other parties thereto) each of this Agreement and each other agreement and instrument contemplated hereby to which an Acquired Company is a party constitutes a legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3 Capitalization.

(a) The authorized, issued and outstanding Equity Interests of each Acquired Company are set forth in Section 2.3(a) of the Seller Disclosure Schedule. All of the outstanding Equity Interests of each Acquired Company have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the equityholders thereof as set forth in Section 2.3(a) of the Seller Disclosure Schedule, free and clear of all Encumbrances. None of the outstanding Equity Interests of any Acquired Company have been have been issued in violation of any preemptive or similar rights or any applicable Laws.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of any Acquired Company or obligating any Acquired Company to issue, sell, repurchase or redeem any Equity Interests. No Acquired Company has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any Acquired Company.

Section 2.4 No Subsidiaries. No Acquired Company owns, or has any interest in, any Equity Interests of any other Person. No Acquired Company is party to or is bound by any contract to acquire any Equity Interest of any Person or any direct or indirect Equity Interest of any other business. No Acquired Company is obligated or committed to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

Section 2.5 No Conflicts; Consents. The execution, delivery and performance by Sellers and the Acquired Companies of this Agreement and each other agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of any Trust or any Acquired Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or any Acquired Company; or (c) except as set forth in Section 2.5(c) of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default under, or result in the acceleration of any obligation under any Material Contract or Material Permit. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or any Acquired Company in connection with the execution and delivery of this Agreement and each other agreement and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to be material to the Acquired Business, taken as a whole, and except for such filings as may be required under the HSR Act.

Section 2.6 Financial Statements. Copies of the Acquired Business' audited (in the case of Plateau) and reviewed (in the case of DeWitt and LKGC) financial statements consisting of the balance sheets of the Acquired Business as of December 31, 2018 and December 31, 2017 and the related audited (in the case of Plateau) and reviewed (in the case of DeWitt and LKGC) statements of income and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited, compiled financial statements consisting of the balance sheet of the Acquired Business as at June 30, 2019 and the related internally prepared statements of income and cash flow for the six-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") are set forth in Section 2.6 of the Seller Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP on a basis consistent with the Seller Accounting Principles, consistently applied, and the books and records of the Acquired Business. The Financial Statements fairly present in all material respects the financial condition of the Acquired Business as of the respective dates on which they were prepared and the results of the operations of the Acquired Business for the periods indicated. The balance sheet of the Acquired Business as of June 30, 2019 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date."

Section 2.7 Undisclosed Liabilities; Indebtedness. No Acquired Company has any liabilities, obligations or commitments (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), except those which (a) which are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not material in amount, and (c) would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Acquired Business. Except for the Indebtedness set forth in Section 2.7 of the Seller Disclosure Schedule, the Acquired Business does not have any Indebtedness.

Section 2.8 Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth in Section 2.8 of the Seller Disclosure Schedule, from December 31, 2018 until the date of this Agreement, the Acquired Business has operated in the ordinary course of business in all material respects and there has not been, with respect to the Acquired Business, any:

(a) event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b) amendment of the Organizational Documents of any Acquired Company;

(c) split, combination or reclassification of any Equity Interests in any Acquired Company;

(d) issuance, sale or other disposition of any Equity Interests in any Acquired Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interests in any Acquired Company;

(e) declaration or payment of any dividends or distributions on or in respect of any Equity Interests in any Acquired Company or redemption, purchase or acquisition of any Equity Interests in any Acquired Company;

(f) material change in any method of accounting, Tax election or accounting practice of the Acquired Business, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) purchase, lease, sale or other disposition of, or imposition of any Encumbrance upon, any of the assets shown or reflected on the Balance Sheet, except inventory in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(i) (i) material increase in the compensation of its Employees, other than as provided for in any written agreements dated prior to December 31, 2018 or in the ordinary course of business consistent with past practices, (ii) entrance into or termination of any employment agreement or collective bargaining agreement, written or oral, or material modification of the terms of any existing such agreement, or (iii) hiring of any new Employee entitled to receive excess compensation in excess of $100,000;

(j) adoption, amendment, modification or termination of any material Benefit Plan;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $100,000;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;

(m) (i) entrance into any Material Contract, or (ii) acceleration of, termination of or material modification to any Material Contract;

(n) making or commitment to make any capital expenditures in excess of $100,000;

(o) transfer, assignment or grant of any license or sublicense of any Company Intellectual Property;

(p) settlement of or other payments made in connection with any pending or threatened action, suit, claim, investigation, arbitration, audit or other legal proceeding for an amount in excess of $100,000;

(q) entrance into any new line of business;

(r) damage, destruction or loss (whether or not covered by insurance) to any of the Acquired Company's material assets; or

(s) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 2.9 Material Contracts.

(a) Section 2.9(a) of the Seller Disclosure Schedule lists each of the following contracts and other agreements of the Acquired Companies (collectively, the "Material Contracts"):

(i) each agreement of an Acquired Company, excluding employment-related agreements, involving annual consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof;

(ii) all agreements (A) that relate to the sale of any Acquired Company's assets, other than in the ordinary course of business, for consideration in excess of $100,000, or (B) otherwise with any Material Customers;

(iii) all agreements (A) that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000 or (B) otherwise with any Material Supplier;

(iv) all agreements between or among an Acquired Company on the one hand and Sellers or any Affiliate of Sellers (other than an Acquired Company) on the other hand;

(v) all collective bargaining agreements or agreements with any labor organization, union or association to which any Acquired Company is a party;

(vi) all agreements with Governmental Authorities;

(vii) all agreements under which any Acquired Company is (A) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or (B) a lessor of any other tangible personal property, in each case requiring aggregate future payments in excess of $100,000;

(viii) all agreements restricting or prohibiting any Acquired Company from conducting business anywhere in the United States, or limiting the freedom of any Acquired Company from engaging in any line of business, competing with any Person, or soliciting any customer, supplier or employee of any Person;

(ix) all joint venture, partnership, strategic alliance, management or other similar agreements;

(x) all (A) employment agreements providing for aggregate annual consideration in excess of $100,000, and (B) agreements providing for any bonuses, sale bonuses, change of control payments, retention payments or similar payments due or payable by any Acquired Company to any Person in connection with or resulting from the Closing;

(xi) all agreements that provide for the payment by any Acquired Company of any compensation or benefits to any Person (including any employee, consultant, director or advisor) upon the consummation of the transactions contemplated by this Agreement or otherwise in connection with or as a result (in whole or in part) of the consummation of the transactions contemplated by this Agreement;

(xii) all agreements relating to material Company Intellectual Property (except for non-exclusive licenses used in the ordinary course of business and license agreements of non-customized, generally commercially available off-the-shelf software); and

(xiii) all agreements not otherwise set forth on Section 2.9(a) of the Seller Disclosure Schedule and providing for payments by or to any Acquired Company in excess of $100,000 annually or $500,000 in the aggregate.

(b) No Acquired Company is in material breach of, or default under, any Material Contract. Sellers have made available to Buyer a correct and complete copy (or, in the case of oral agreements, a written summary of the material terms thereof) of each Material Contract, including all amendments, modifications and supplements thereto. Except as set forth on Section 2.9(b) of the Seller Disclosure Schedule, each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Acquired Business and, to the Knowledge of Sellers, of each other party thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the rights of creditors generally and by general principles of equity. Except as set forth on Section 2.9(b) of the Seller Disclosure Schedule, the Acquired Companies and, to the Knowledge of Sellers, all other parties to the Material Contracts, have performed all material obligations required to be performed by them prior to the date hereof and neither any Acquired Company nor, to the Knowledge of Sellers, any other party to any Material Contract, is in material breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default thereunder.

Section 2.10 Title to Assets; Sufficiency of Assets; Real Property.

(a) The Acquired Companies have good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. All material assets of the Acquired Business are free from material defects (patent and latent), are in good operating condition and repair (subject to normal wear and tear), and are sufficient and appropriate for the purposes for which they are currently used.

(b) On the Closing Date (assuming receipt of all consents, approvals and authorizations set forth in Section 2.5 of the Seller Disclosure Schedule), the assets owned or leased by the Acquired Companies constitute all of the assets necessary to conduct the Acquired Business immediately following the Closing in substantially the same manner in all material respects as it is conducted on the date of this Agreement; provided, however, that nothing in this Section 2.10(b) shall be deemed to constitute a representation or warranty as to (i) the adequacy of cash and cash equivalents or working capital (or the availability of the same) or (ii) the Company Intellectual Property, which is exclusively the subject of Section 2.11; provided, further, that this Section 2.10(b) shall not be deemed to be breached as a result of any action for which Buyer has provided written consent pursuant to Section 4.1.

(c) Section 2.10(c) of the Seller Disclosure Schedule sets forth a correct and complete list of the real property owned by the Acquired Companies (the "Owned Real Property"), including a correct

and complete list of the buildings, fixtures and improvements located thereon, the street address and current use of each such Owned Real Property and a legal description of each such Owned Real Property. The Acquired Company identified as the owner of each parcel of Owned Real Property in Section 2.10(c) of the Seller Disclosure Schedule has good and marketable, indefeasible, fee simple title to such parcel of Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Acquired Companies have delivered to Buyer correct and complete copies of the deeds and other instruments (as recorded) by which each Acquired Company acquired the applicable parcels of Owned Real Property, and copies of all title insurance policies, abstracts and surveys relating to the Owned Real Property, in each case to the extent in Sellers' or the Acquired Companies' or Sellers' possession. There are no existing or pending or, to the Knowledge of Sellers, threatened in writing, condemnation or eminent domain proceedings, or their local equivalent, relating to or affecting any portion of the Owned Real Property or other matters materially and adversely affecting the current use or occupancy thereof. There is no outstanding option, obligation, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any real property or any portions thereof or interests therein, nor any other contractual right to sell, dispose or lease any of the Owned Real Property or any portion thereof or any interest therein. There are no leases, subleases, licenses, concessions, purchase options, rights of first refusal, rights of first offer, or other contracts (written or oral) granting to any Person or Persons, other than as may exist for the benefit of the Acquired Business, the right to use, possess or occupy any parcel or portion of the Owned Real Property.

(d) All of the Real Property and buildings, fixtures and improvements thereon are in good operating condition (ordinary wear and tear excepted), without material structural defects, and all mechanical and other systems located thereon are in operating condition (ordinary wear and tear excepted). The Real Property has adequate utilities of a capacity and condition to serve such Real Property to operate the Business for the use and to the extent such Real Property is currently being put.

(e) The use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the Acquired Business, as currently conducted, do not materially violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws. None of the improvements located on the Owned Real Property constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under and Law. No material assessments or special assessments have been levied, or, to the Knowledge of Sellers, are contemplated or pending against the Owned Real Property.

(f) Section 2.10(f) of the Seller Disclosure Schedule sets forth a list of each lease, sublease or similar agreement with respect to any Real Property used in the operation of the Acquired Business (the "Leased Real Property"). Sellers have delivered to Buyer a correct and complete copy of each written underlying lease (or sub-lease), or an accurate summary of the material terms of each oral underlying lease (or sub-lease), in each case with respect to each parcel of Leased Real Property (each, a "Lease"). With respect to each parcel of Leased Real Property: (i) an Acquired Company is a tenant and possessor in good standing in accordance with the material terms of the applicable Lease, all rents due and owing under each such Lease have been paid, an Acquired Company is in peaceful and undisturbed possession of the space and/or estate in accordance with the terms of the applicable Lease, and no Acquired Company is otherwise and, to the Knowledge of Sellers, no other party to any such Lease is, in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Lease; (ii) no Acquired Company has received any written notice that the lessor or any sublessor under any Lease intends to cancel or terminate any such Lease or to exercise or not exercise any option thereunder; (iii) there have not been, and there are not now, any material disputes, oral agreements, temporary waivers or forbearances in effect with respect to such Leased Real Property, and (iv) with respect to each written Lease, an Acquired Company has a valid and enforceable leasehold interest in such Leased Real Property.

(g) Except as set forth on Section 2.10(g) of the Seller Disclosure Schedule, no Seller or any Affiliate thereof owns any real property used in connection with the Acquired Business.

(h) The Owned Real Property and the Leased Real Property constitute all of the Real Property used in connection with the operation of the Acquired Business.

Section 2.11 Intellectual Property.

(a) Section 2.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all material registered Intellectual Property owned or otherwise used by the Acquired Business (the "Company Intellectual Property"). The Acquired Companies own (free and clear of all Encumbrances, except for Permitted Encumbrances) or have the right to use all of the Company Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary to conduct the Acquired Business in substantially the same manner as it was conducted during the six-month period prior to the date of this Agreement.

(b) Except as set forth in Section 2.11(b) of the Seller Disclosure Schedule, no Acquired Company has received any written claim or demand (including any offer to license) that (i) alleges that the Acquired Business infringes, misappropriates or otherwise violates any Intellectual Property of any third party or (ii) challenges the rights of any Acquired Company in respect of, any Company Intellectual Property (including the validity, use, ownership, enforceability or registrability of such Company Intellectual Property, as applicable), and, to the Knowledge of Sellers, there are no facts or circumstances in existence that would form the basis for any such claim or demand.

(c) To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(d) The Acquired Companies have taken commercially reasonable measures to protect the confidentiality of any trade secrets contained within the Company Intellectual Property.

(e) This Section 2.11 constitutes the sole representations and warranties of Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Sellers and any Acquired Company of the Intellectual Property of any other Person.

Section 2.12 Legal Proceedings; Governmental Orders.

(a) There are no, and since January 1, 2017 have not been any, actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Acquired Company or affecting any of their respective properties or assets.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Acquired Business or any of the properties or assets used in the Acquired Business.

Section 2.13 Compliance With Laws; Permits.

(a) The Acquired Business is, and has since January 1, 2017 been, in compliance in all material respects with all material Laws applicable to it or its business, properties or assets, including all applicable Anti-Bribery Laws and Export Control Laws. No Seller or Acquired Company has received any written notice from any Governmental Authority regarding any actual, alleged, possible or potential

violation of, or failure to comply with, any applicable Law in connection with the operation of the Acquired Business.

(b) All material Permits required for the Acquired Business to conduct the Acquired Business (the "Material Permits") are set forth on Section 2.13(b) of the Seller Disclosure Schedule and are valid and in full force and effect. Sellers and the Acquired Companies are in compliance, in all material respects, with all of the Material Permits. None of the Material Permits will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(c) Neither any Seller nor any Acquired Company, nor any director, officer, member, manager, agent, employee or other Person associated with or acting on behalf of the Acquired Business, has (i) used any funds for any unlawful contribution, gift, entertainment or other expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (ii) directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the Acquired Business in connection with any actual or proposed transaction which is related to or for the benefit of the Acquired Business and could reasonably be expected to (A) subject the Acquired Business or, following the Closing, Buyer (or any Affiliate thereof) to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, or (B) be prohibited under any applicable Anti-Bribery Laws.

(d) Neither any Seller nor any Acquired Company, nor any director, officer, member, manager, agent, employee or other Person associated with or acting on behalf of the Acquired Business, is aware of or has taken any action, directly or indirectly, that is related to or for the benefit of the Acquired Business and would result in a material violation of any Anti-Bribery Law. No civil or criminal penalties have been imposed on the Acquired Business or any Seller with respect to any material violations of any applicable Anti-Bribery Law, nor have any disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Bribery Laws.

(e) None of the representations and warranties contained in this Section 2.13 shall be deemed to relate to environmental matters (which are governed by Section 2.14), employee benefits matters (which are governed by Section 2.15), employment matters (which are governed by Section 2.16) or tax matters (which are governed by Section 2.17).

Section 2.14 Environmental Matters.

(a) The Acquired Business is, and has been since January 1, 2017, in compliance in all material respects with all applicable Environmental Laws and all material Environmental Permits. All Environmental Permits currently held by the Acquired Companies are identified, and the expiration date of each such Environmental Permit (if applicable and stated on the face of such Environmental Permit) is stated, in Section 2.14(a) of the Seller Disclosure Schedule. Sellers have delivered to Buyer correct and complete copies of all such Environmental Permits. All such Environmental Permits are in full force and effect in accordance with all applicable Environmental Laws. All applications or notices required to have been filed for the renewal or extensions of such Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority. Neither any Seller nor any of its or his Affiliates has been notified in writing or, to the Knowledge of Sellers, otherwise that such renewals or extensions will be withheld or delayed, or of any actual or potential material adverse change in the status, terms or conditions of any such Environmental Permits. No Environmental Permit other than those listed in Section 2.14(a) of the Seller Disclosure Schedule is required in order to conduct the Acquired Business as presently conducted in all material respects.

(b) Neither Sellers nor any Acquired Company has received any written or, to the Knowledge of Sellers, other Environmental Notice or Environmental Claim, whether from a Governmental Authority, citizens group, Employee or other Person, the subject of which is pending or unresolved or which involves ongoing material obligations or requirements.

(c) Neither Sellers nor any Acquired Company is subject to any pending or, to the Knowledge of Sellers, threatened action, suit, claim, arbitration, charge, complaint, mediation, proceeding or investigation by or before any Governmental Authority, mediator or arbitrator, alleging any (i) material violation of, or liability under, any Environmental Law or Environmental Permit, or (ii) injunction or demand seeking Remedial Action by Sellers or any Acquired Company.

(d) Except in material compliance with applicable Environmental Laws, neither Sellers nor any Acquired Company has caused or allowed the Release, or transported or disposed or arranged for the transportation or disposal, of Hazardous Materials in such quantities or manner as to require Remedial Action or which could reasonably be expected to result in a material Environmental Claim against Sellers or any Acquired Company.

(e) Neither Sellers nor any Acquired Company has received any written or, to the Knowledge of Sellers, other notice or claim that it, or any of its Affiliates, is a responsible party or potentially responsible party in connection with any property pursuant to CERCLA or other Environmental Laws.

(f) No real properties now or previously owned, leased or operated by any Acquired Company or, to the Knowledge of Sellers, to or at which Sellers or any Acquired Company or their Affiliates transported or disposed of or arranged for transportation or disposal of Hazardous Materials, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(g) No Acquired Company has retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Laws or Environmental Permits.

(h) No Acquired Company has any material obligations or liabilities under any settlement or other agreement with any Governmental Authority or other Person (other than under agreements entered into with customers in the ordinary course of business) related to Environmental Laws, Environmental Permits or Hazardous Materials that have not been complied with, satisfied and completed.

(i) Section 2.14(i) of the Seller Disclosure Schedule sets forth a correct and complete list of all written environmental reports (including environmental site assessment reports), studies, investigations, sampling data, and/or audits (including environmental compliance audits) relating to the Acquired Business or the Owned Real Property which were issued or conducted since January 1, 2016 and which Sellers have possession of or access to. A correct and complete copy of each such document has been provided to Buyer.

(j) Neither any Seller nor any Acquired Company has entered into or agreed to enter into, or has any present intent to enter into, any Governmental Order, nor is any Acquired Company subject to any Governmental Order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law.

(k) To the Knowledge of Sellers, the Acquired Business is not subject to any material claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of

any act or omission of the Acquired Business or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by any Acquired Company of any plant, facility, site, area or property from which any Hazardous Materials were Released or the use of explosives or the conducting of blasting activities.

(l) Except as set forth on Section 2.14(l) of the Seller Disclosure Schedules, there are no underground storage tanks (active or abandoned), polychlorinated biphenyls or polychlorinated biphenyl-containing equipment, asbestos or asbestos-containing materials, lead-based paint or other lead-containing materials, Hazardous Material landfills, impoundments or disposal facilities, open or closed pits, sumps or other containers at, on or under any Owned Real Property.

Section 2.15 Employee Benefit Matters.

(a) Section 2.15(a) of the Seller Disclosure Schedule contains a list of each material written benefit, retirement, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, welfare and fringe-benefit agreement, plan, policy and program, in effect and covering 1 or more Employees that is maintained, sponsored, contributed to, or required to be contributed to by the Acquired Companies (as listed in Section 2.15(a) of the Seller Disclosure Schedule, each, a "Benefit Plan"). Offer letters and other employment-related documents and agreements for "at-will" employment that do not contain severance or benefits triggered by the transaction contemplated by this Agreement are not required to be listed in Section 2.15(a) of the Seller Disclosure Schedule, unless any such letters and documents provide material benefits to the Employees addressed therein that are not generally provided to other Employees.

(b) Sellers have made available to Buyer correct and complete copies of each of the Benefit Plans and all amendments thereto (or, in the case of a Benefit Plan that is not in writing, a summary of the material terms thereof) and the following documents related to such Benefit Plans, to the extent applicable: (i) all current summary plan descriptions, amendments, modifications or material supplements; (ii) the annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for the most recent plan year; (iii) the most recently received IRS determination or opinion letter; (iv) the most recently prepared actuarial report or financial statement (if applicable) for each of the last two plan years; (v) all material correspondence with a Governmental Authority received or sent in the last three years; and (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements.

(c) Each Benefit Plan and related trust has been established, operated and administered in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion or advisory letter from the Internal Revenue Service. Neither Sellers nor any of the Acquired Companies have taken in the last three years any material corrective action or made any filing during the past three years under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Qualified Benefit Plan, and, to the Knowledge of Sellers, there is no material outstanding plan defect with respect to any Qualified Benefit Plan that requires correction under any such program. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in

accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP, in all material respects.

(d) None of the Acquired Companies nor any ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to, or otherwise had any obligation with respect to: (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or otherwise incurred liability under Title IV or such sections of the Code; (ii) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"); (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); or (iv) a "multiple employer welfare arrangement" within the meaning of Section 3 (40) of ERISA. None of the Acquired Companies or any ERISA Affiliate has, at any time during the last six years, incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full. Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death or continuation of benefits as part of a severance arrangement).

(e) Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, no Benefit Plan is reasonably expected to: (i) result in the payment to any Employee of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, in either case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby is reasonably expected to result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(f) There are no pending or, to the Knowledge of Sellers, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Sellers, no circumstances exist that may reasonably be likely to give rise to a material claim or lawsuit, against the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans that in any such event could in any case reasonably be expected to result in any material liability of Sellers or the Acquired Companies to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any fiduciary that Sellers or any of the Acquired Companies has an obligation to indemnify or any participant in a Benefit Plan. To the Knowledge of Sellers, no Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Sellers, threatened.

(g) None of the Acquired Companies nor, to the knowledge of any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Benefit Plans or their related trusts, or the Acquired Companies, or any fiduciary that the Acquired Companies has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h) No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

Section 2.16 Employment Matters.

(a) Within 15 Business Days following the date hereof, the Sellers shall provide to the Buyer a true, correct and complete list of all Persons who are employees or independent contractors of the Acquired Business, which sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time employees and/or independent contractors); (iii) hire or engagement date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation (including whether any such amounts are guaranteed or subject to a minimum); (vi) leave status, if applicable; and (vii) a description of the fringe benefits provided to each such individual, including current vacation balances.

(b) No Acquired Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. As of the date hereof, no strikes, slowdowns or work stoppages are pending or, to the Knowledge of Sellers, threatened with respect to the Employees, and since January 1, 2018, no Acquired Company has experienced any strike, slowdown or work stoppage, nor have there been any union organization activities with respect to any Employees.

(c) Each Acquired Company is, and has since January 1, 2017 been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including those relating to wages, hours, health and safety, equal opportunity, immigration (including Form I-9 requirements and any applicable E-Verify obligations) and payment of social security, wage, payroll and other Taxes. There are no actions, suits, claims, investigations or other legal proceedings against any Acquired Company pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any Employee or former employee of any Acquired Company or otherwise alleging any violations of any labor or employment Law, including claims of unfair labor practice, employment discrimination, wrongful termination or similar matters.

(d) The representations and warranties set forth in this Section 2.16 and in Section 2.15 are Sellers' sole and exclusive representations and warranties regarding employment matters.

Section 2.17 Taxes.

(a) Except as set forth in Section 2.17 of the Seller Disclosure Schedule:

(i) Each of the Acquired Companies has filed (taking into account any valid extensions) all material Tax Returns required to be filed by such Person. Such Tax Returns are true, complete and correct in all material respects and were prepared in compliance in all material respects with all applicable Laws. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Since January 1, 2017, no written claim has been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. All material Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been paid or accrued.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Acquired Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against any Acquired Company. No Seller or director or officer (or employee responsible for Tax matters) of any Acquired Company expects any authority to assess any

additional Taxes for any period for which Tax Returns have been filed. No Acquired Company has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where such Acquired Company has not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against such Acquired Company.

(iv) Section 2.17(a)(iv) of the Seller Disclosure Schedule lists all material federal, state, local and non-U.S. Tax Returns filed with respect to each Acquired Company for taxable periods ended on or after December 31, 2017, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies filed or received since December 31, 2015.

(v) No Acquired Company is a party to or bound by any Tax allocation or Tax-sharing agreement.

(vi) The unpaid Taxes of each of the Acquired Companies (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Balance Sheet (rather than in any notes thereto) for such company and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of such company in filing its Tax Returns.

(vii) No Acquired Company has any material liability for the Taxes of any Person (other than the Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(viii) All material Taxes which any Acquired Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor, stockholder, vendor or other third party have been withheld and paid or accrued, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ix) DeWitt is, and has all times since its date of formation been, classified for U.S. federal income tax purposes as an entity disregarded as separate from its single owner.

(x) Plateau is, and has at all times since January 1, 1988 been, a validly electing subchapter S corporation within the meaning of Code Sections 1361 and 1362 and will be such an S corporation up to and include the Closing Date. Each of the Trusts is, and at all times since acquiring beneficial ownership of Plateau Shares has been, an eligible S shareholder described in Code Section 1361(c)(2)(A).

(xi) Plateau shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of Plateau's assets caused by the Section 338(h)(10) Election. Plateau has not, in the last five years (A) acquired assets from another corporation in a transaction in which Plateau's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(xii) Plateau does not have any goods inventoried under the LIFO method authorized by Code Section 472.

(xiii) Since January 1, 2018, no Acquired Company has received or requested any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority). After the Closing, no Acquired Company will be subject to or bound by any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority) received or requested on or before the Closing.

(xiv) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(D) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(E) installment sale or open transaction disposition made on or prior to the Closing Date; or

(F) prepaid amount received on or prior to the Closing Date.

(xv) There are no liens for Taxes, other than Permitted Encumbrances, on the Plateau Shares, the DeWitt Interests, the LKGC Shares or the assets of the Acquired Business.

(xvi) None of the Acquired Companies has participated in or been a party to any "reportable transaction" within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations, or a transaction substantially similar to a reportable transaction.

(xvii) All required sales Tax exemption certificates have been obtained by the Acquired Companies and all such certificates have been properly completed and maintained.

(xviii) All of the material assets of the Acquired Companies have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of such assets constitutes omitted property for property Tax purposes.

(xix) No Acquired Company has made any material claims for recovery, refund or credit of any Taxes, which have claims that have not been, or will not have been, fully resolved and satisfied as of Closing.

(b) Except for certain representations related to Taxes in Section 2.15, the representations and warranties set forth in this Section 2.17 are Sellers' sole and exclusive representations and warranties regarding Tax matters.

Section 2.18 Brokers. Except for Houlihan Lokey, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 2.19 Receivables. Except to the extent reserved against in the Balance Sheet, (a) all receivables of the Acquired Companies set forth on the Balance Sheet arose from the performance of services by the Acquired Companies in the ordinary course of business consistent with past practice, and represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies, and (b) to the Knowledge of Sellers, all of such receivables are collectible in accordance with their respective terms, subject only to consistently recorded reserves for bad debt on the Balance Sheet.

Section 2.20 Material Customers and Material Suppliers. Section 2.20 of the Seller Disclosure Schedule sets forth (a) a list of the top ten customers of the Acquired Business based on aggregate revenues received during the 12-month period immediately preceding the date of this Agreement (the "Material Customers") and the top ten vendors and suppliers of the Acquired Business based on aggregate payments during the 12-month period immediately preceding the date of this Agreement (the "Material Suppliers"), and (b) the amount of aggregate revenues received from, or payments made to, each such Person, as applicable, during the 12-month period immediately preceding the date of this Agreement. No Material Customer or Material Supplier has communicated in writing to any Seller or Acquired Company an intention to discontinue or materially alter its relationship with the Acquired Business, whether upon consummation of the transactions contemplated hereby or otherwise. No Material Customer has requested a material pricing reduction from any Seller or Acquired Company or, to the Knowledge of Sellers, intends to reduce its business with the Acquired Business.

Section 2.21 Affiliate Transactions. Except as set forth in Section 2.21 of the Seller Disclosure Schedule, no Affiliate of any Seller or any Acquired Company: (a) owns any material property or right, whether tangible or intangible, which is used by the Acquired Business; (b) has any claim or cause of action against the Acquired Business; (c) owes any money to the Acquired Business or is owed money from the Acquired Business; or (d) is a party to any contract with the Acquired Business. Section 2.21 of the Seller Disclosure Schedule sets forth each contract, agreement or account between any Acquired Company, on the one hand, and any Acquired Company's present equity holders, officers, managers, directors, or members of their respective immediate families (or any Person in which any of them has a material financial interest, directly or indirectly), on the other hand.

Section 2.22 Insurance. Section 2.22 of the Seller Disclosure Schedule sets forth a true and complete list, including policy number, coverage and amount insured, of all current insurance policies owned by, or otherwise providing coverage to the Acquired Business, copies of which policies have previously been made available to Buyer, together with a list of all pending claims and claims paid under such insurance policies (or predecessor insurance policies) since January 1, 2018. All such policies are legal, valid, binding and in full force and effect. All premiums due on such policies have been paid and, to the Knowledge of Sellers, there exists no material breach by the insured under any such policy which gives the insurer the right thereunder to terminate such policy. As of the date hereof, neither any Seller nor any Acquired Company has received any written notice of cancellation or intent to cancel, non-renewal, disallowance or material reduction in coverage with respect to any of the policies or of increase or intent to increase the premiums for such policies. There is no material claim by the Acquired Business under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 2.23 Investment Purpose. Sellers are acquiring the Buyer Common Stock being issued as Buyer Stock Consideration solely for their own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Sellers acknowledge that the Buyer Common Stock being issued as Buyer Stock Consideration is not registered under the Securities Act or any

state securities laws, and that such Buyer Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Seller is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act and is able to bear the economic risk of holding Buyer Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 2.24 Independent Investigation. Sellers have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Buyer, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. Sellers acknowledge and agree that neither Buyer nor any other Person has made any representation or warranty as to Buyer, the Buyer Common Stock, the Seller Note or this Agreement, except as expressly set forth in Article III of this Agreement.

Section 2.25 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE II (as qualified by the Seller Disclosure Schedule), none of Sellers, the Acquired Companies or any other Person has made, makes or shall be deemed to make any other express or implied representation or warranty, either written or oral, at law or in equity, on behalf of Sellers or the Acquired Companies, or any of their respective Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Business furnished or made available to Buyer and its Representatives (including the Confidential Information Presentation prepared by Houlihan Lokey, Inc. and any information, documents or material made available to Buyer in any electronic data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, success or value of the Acquired Companies and their respective businesses, or any representation or warranty arising from statute or otherwise in law. Sellers and the Acquired Companies hereby disclaim any and all liability and responsibility for any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer's Affiliates or any Representatives of Buyer or any of Buyer's Affiliates, including omissions therefrom, except, in each case, as expressly set forth in the representations and warranties in this ARTICLE II (as qualified by the Seller Disclosure Schedule).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally

and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and except for such filings as may be required under the HSR Act.

Section 3.3 Investment Purpose. Buyer is acquiring the Acquired Business solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Plateau Shares, DeWitt Interests and LKGC Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and that the Plateau Shares, DeWitt Interests and LKGC Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act and is able to bear the economic risk of holding the Plateau Shares, the DeWitt Interests and the LKGC Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.4 Buyer Capital Structure. As of the date hereof, the authorized capital stock of Buyer is 38,000,000 shares of Buyer Common Stock, 26,466,675 of which were outstanding as of August 2, 2019, and 1,000,000 shares of preferred stock, none of which are outstanding as of the date hereof. All of the outstanding shares of capital stock of Buyer were duly authorized and validly issued and are fully paid and non-assessable.

Section 3.5 Valid Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and, assuming the accuracy of Sellers' representations and warranties set forth in Section 2.23, issued in compliance with federal and state securities Laws.

Section 3.6 Buyer SEC Reports. Since January 1, 2018, Buyer has timely filed with the SEC all reports required to be filed by it under the Exchange Act (the "Buyer SEC Reports"). The Buyer SEC Reports, including any financial statements or schedules included therein, (a) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) when filed, complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

Section 3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.8 Sufficiency of Funds. Buyer will have at the Closing sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Cash Payment and consummate the transactions contemplated by this Agreement.

Section 3.9 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened in writing against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.10 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Acquired Companies for such purpose. Buyer acknowledges and agrees none of Sellers, any Acquired Company or any other Person has made any representation or warranty as to Sellers, any Acquired Company or this Agreement, except as expressly set forth in ARTICLE II of this Agreement (including the related portions of the Seller Disclosure Schedule).

Section 3.11 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III, neither Buyer nor any other Person has made, makes or shall be deemed to make any other express or implied representation or warranty, either written or oral, at law or in equity, on behalf of Buyer or any of its Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Sellers and their Representatives or as to the future revenue, profitability, success or value of Buyer and its businesses, or any representation or warranty arising from statute or otherwise in law. Buyer hereby disclaims any and all liability and responsibility for any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Sellers or any of Sellers' Affiliates or any Representatives of Sellers or any of Sellers' Affiliates, including omissions therefrom, except, in each case, as expressly set forth in the representations and warranties in this ARTICLE III.

ARTICLE IV
COVENANTS

Section 4.1 Conduct of Business Prior to the Closing.

(a) Except as set forth on Section 4.1 of the Seller Disclosure Schedule, from the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers and the Acquired Companies shall: (i) conduct the Acquired Business in the ordinary course of business consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve in all material respects, consistent with past practice, the rights, franchises, goodwill and relationships of its Employees, customers, suppliers, regulators, licensors and others having business relationships with the Acquired Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Acquired Companies shall not, and Sellers shall not knowingly cause or permit the Acquired Business to, take any knowing action that would reasonably be expected to cause any of the changes, events or conditions described in Section 2.8 to occur.

(b) Notwithstanding anything set forth in this Agreement (including without limitation Section 4.1(a)), prior to the Closing, the Acquired Companies may (i) use cash or cash equivalents to make bonus or other payments, effective immediately prior to the Closing, to some or all of the Employees, in Sellers' sole discretion, and (ii) from time to time distribute cash or cash equivalents to the Sellers or use cash or cash equivalents to pay amounts that would be Company Transaction Expenses if not paid prior to the Closing, it being understood that, after giving effect to the payments contemplated in Section 4.1(b)(i), Estimated Closing Cash shall not be more than $2,000,000. For the avoidance of doubt, the terms set forth in this Section 4.31(b) shall not (A) create any right in any Employee or any other Person to any continued employment with any Acquired Company, Buyer or any of their respective Affiliates or to any payment, bonus, compensation or benefits of any nature or kind whatsoever, or (B) in any way modify or amend Section 8.8.

Section 4.2 Access to Information. From the date hereof until the Closing, Sellers and the Acquired Companies shall: (a) afford Buyer and its Representatives reasonable access to Brad Carroll, the Key Employees, Danny Camp and Ernie Scoggins (b) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data reasonably related to the Acquired Business, and (c) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Business as Buyer or any of its Representatives may reasonably request and which is in Sellers' possession; provided, however, that any such access or inspection shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers' personnel and in such a manner reasonably designed so as not to interfere with the normal operations of the Acquired Business. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any Acquired Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers' reasonable discretion: (x) cause significant competitive harm to Sellers, the Acquired Companies and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or any binding agreement entered into prior to the date of this Agreement (provided that the applicable Seller or Acquired Company shall use commercially reasonable efforts to seek consent from the counterparty thereto to disclose such information if so requested by Buyer). Prior to the Closing, without the prior written consent of Sellers (which, in the case of clauses (ii) and (iii) may be withheld for any reason and in the case of clause (i) may not be unreasonably withheld or delayed), Buyer shall not (i) contact any suppliers to, or customers of, the Acquired Business, (ii) perform invasive or subsurface investigations of the Real Property, or (iii) probe, scan or test, or attempt to probe, scan or test, the vulnerability of the information systems or networks of the Acquired Business or breach or attempt to breach any security or authentication measures used by any such information systems or networks. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 4.2.

Section 4.3 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is 12 months from the Closing, Buyer shall or shall cause an Affiliate to provide each Employee, all of whom will remain employed by the Acquired Companies immediately after the Closing (each such Employee, a "Company Continuing Employee"), with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Acquired Companies immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Acquired Companies immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided pursuant to the Benefit Plans to Employees immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company

Continuing Employee immediately prior to the Closing. In the case of Company Continuing Employees who are Key Employees, Buyer shall or shall cause an Affiliate to offer to each Key Employee prior to Closing employment on substantially similar terms and conditions, in the aggregate, to similarly situated employees of Buyer, including without limitation a retention payment to be agreed upon between the parties hereto.

(b) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries, including the Acquired Companies (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees will participate effective as of the Closing or thereafter, Buyer and its Subsidiaries (including the Acquired Companies) shall recognize all service of the Company Continuing Employees with the Acquired Companies and Acquired Business for vesting, eligibility, and benefit accrual (other than in a defined benefit pension plan) purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date. Buyer shall also (i) use its commercially reasonable efforts to cause all applicable benefit plan providers, insurers and vendors to waive any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health or welfare plans with respect to the Company Continuing Employees and their eligible dependents, and (ii) provide Company Continuing Employees with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records provided to Buyer for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date; provided that in no event shall any service credit be given to the extent it would increase benefit accruals under a Buyer Benefit Plan subject to Title IV of ERISA or result in the duplication of benefits for the same period of service.

(c) The Company Continuing Employees who meet applicable eligibility requirements (after receiving service credit pursuant to Section 4.3 (b)) shall be permitted to enter the Buyer Benefit Plan that is a 401(k) plan within 14 days after the Closing Date and shall be permitted to roll over their account balances and loans from the Benefit Plan that is a 401(k) plan to such Buyer Benefit Plan.

(d) The parties agree that Sellers will be responsible for Code Section 6055 and 6056 reporting with respect to all employees (including Company Continuing Employees) of the Acquired Business for the pre-Closing period of the 2019 tax year, and Buyer shall be responsible for such reporting for Company Continuing Employees from and after the Closing Date.

(e) This Section 4.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 4.3 shall not create any right in any Employee or any other Person to any continued employment with any Acquired Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 4.4 Plant Closing and Mass Layoffs. Buyer shall not take, and shall not cause any Acquired Company to take, any action during the 12-month period following the Closing that would reasonably be expected, either alone or in conjunction with any action taken prior to the Closing, to result in WARN Act liability to Sellers.

Section 4.5 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by any Acquired Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of such Acquired Company, as provided in the Organizational Documents of such Acquired Company, or otherwise available under law, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years following the Closing Date, and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified during such six (6) year period; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) In the event Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 4.5.

Section 4.6 Confidentiality.

(a) Buyer acknowledges and agrees that, until the Closing, the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.6 shall nonetheless continue in full force and effect.

(b) For a period of five years after the Closing Date, Sellers shall not and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer, or use or otherwise exploit for their own benefit or for the benefit of anyone other than Buyer, any Confidential Information. Sellers shall not have any obligation to keep confidential (or cause their officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law, subpoena or other judicial process; provided, however, that in the event disclosure is required by applicable Law, subpoena or other judicial process, Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order at Buyer's sole cost.

(c) "Confidential Information" means any proprietary information with respect to the Acquired Companies, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, any compilation of information, data, records, resources or documents that the Acquired Companies (or Sellers or Affiliates thereof on behalf of the Acquired Business) have assembled and treat as confidential, or other specialized information or proprietary matters.

Section 4.7 Regulatory and Other Authorizations; Consents.

(a) Buyer will, and will cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all Permits, Governmental Orders or consents of all Governmental Authorities that may

be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, this Agreement and the transactions contemplated hereby (collectively, the "Governmental Approvals"), and to supply promptly any additional information and documentary material that may be requested by a Governmental Authority (including to use reasonable best efforts to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Buyer's capabilities as the potential purchaser of the business or other matters), (ii) promptly secure the issuance, reissuance or transfer of all licenses and Permits that may be or become necessary to operate the Business following the Closing; (iii) take all such actions as may be requested by any such Governmental Authority to obtain such Governmental Approvals, licenses and Permits and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Sellers and the Acquired Companies will cooperate with the reasonable requests of Buyer in seeking promptly to obtain all such Governmental Approvals and the issuance, reissuance or transfer of such licenses and Permits. Subject to Section 8.1, Buyer will, and will cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such authorization, consent, Order or approval. Without limiting the generality of the foregoing, Buyer and Sellers each agree to make or cause to be made (A) an appropriate filing of a notification and report form pursuant to the HSR Act as promptly as reasonably practicable after the date of this Agreement, but in any event no later than 10 days after the date of this Agreement and (B) any required filings pursuant to any other Antitrust Laws, trade regulations or foreign investment regulation Laws, in each case with respect to the transactions contemplated hereby, as promptly as reasonably practicable after the date of this Agreement.

(b) Each party will (i) promptly notify the other parties of any oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 4.7, (ii) permit the other parties and their Representatives to review in advance, and incorporate the other party's reasonable comments into, any communication relating to the matters that are the subject of this Section 4.7 proposed to be made by such party to any Governmental Authority, and (iii) provide the other party with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 4.7, provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business; (y) as necessary to comply with contractual arrangements or applicable Law; and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No party will agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 4.6, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to the other terms of this Section 4.7, Buyer will control and direct the process by which the parties hereto seek to avoid or eliminate impediments under any Antitrust Law or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the transactions contemplated hereby by any Governmental Authority to the extent related to Buyer and its Affiliates, including, following the closing, any Acquired Company. Buyer shall promptly communicate to Sellers the terms of any offer if a Governmental Authority suggests or proffers a settlement and shall consider the views of Sellers in good faith before making a final determination of how to respond to any such offer. All parties hereto may attend all meetings, discussions, and communications with any Governmental Authority, except to the extent that a Governmental Authority may request to communicate exclusively with one party.

(c) No party hereto will, nor will any such party permit any of its Affiliates to, take any action (including, in the case of Buyer, by acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any material assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of, or materially increasing the risk of not receiving, any required Governmental Approval, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Governmental Approval, (iii) increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iv) otherwise delaying the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary (including Section 4.1), Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business will remain in the dominion and control of Sellers until the Closing and that none of Buyer, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, Employee, or any Acquired Company, except as specifically contemplated or permitted by this Article IV or as otherwise consented to in writing in advance by Sellers.

(e) For purposes of this Agreement, the "reasonable best efforts" of a party shall not require such party or any of its Affiliates to (i) commence any litigation or arbitration proceeding, waive or surrender any material right, modify any material agreement, offer or grant any material accommodation or concession (financial or otherwise) to any third party or otherwise suffer any material detriment, or waive or forego any right, remedy or condition hereunder, or (ii) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any material businesses, assets or properties or any of its own (or its Subsidiaries') businesses, assets or properties, or (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority that would require it to take any action listed in the preceding clause (A).

(f) Each Party agrees to use its reasonable best efforts to obtain any consents, authorizations, approvals and waivers from any third party other than a Governmental Authority that may be required in connection with the transactions contemplated hereby, including pursuant to the Material Contracts (including those set forth on Schedule 2.5) (the "Third Party Consents"). Notwithstanding anything in this Agreement to the contrary, neither Buyer, Sellers nor any Acquired Company will be required to compensate any third party, commence or participate in any action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any liability of the Acquired Business) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of Sellers contained in this Agreement or any agreement executed in connection herewith will be breached or deemed breached based on (a) the failure to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consent.

Section 4.8 Books and Records.

(a) Subject to Section 4.6(b), Sellers shall have the right to retain copies of all books and records of the Acquired Business relating to periods ending on or prior to the Closing Date. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Acquired Business relating to periods prior to the Closing in the possession of Buyer or its

Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of seven years after the Closing Date.

(b) During such seven year or longer period, (i) Representatives of Sellers shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records relating to periods prior to the Closing and (ii) Buyer shall provide, or cause to be provided to, Sellers access to such original books and records of the Acquired Business as Sellers shall reasonably request in connection with any action, suit, claim, investigation, arbitration, audit or other legal proceeding to which Sellers are parties or in connection with the requirements of any Law applicable to Sellers. Sellers shall return such original books and records to Buyer or its Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.

(c) After such seven year or longer period, before Buyer or any of its Affiliates shall dispose of any of such books and records relating to periods prior to the Closing, Buyer shall give at least 90 days' prior written notice of such intention to dispose to Sellers, and Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.

(d) If so requested by Buyer, Sellers shall enter into a customary joint defense agreement with Buyer or such Affiliate with respect to any information to be provided to Sellers pursuant to this Section 4.8.

Section 4.9 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE V hereof.

Section 4.10 Public Announcements. Unless otherwise required by applicable Law or securities exchange regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 4.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 4.12 Tax Matters.

(a) Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of (i) Sellers, including any Tax Return for a Straddle Period that includes the income, operations or assets of the Acquired Business (other than any Tax Return relating to Transfer Taxes governed by Section 14.3), and (ii) the Acquired Companies for any Pre-Closing Tax Period (each such Tax Return of the Acquired Companies, a "Pre-Closing Tax Return"). Each Pre-Closing Tax Return required to be filed by Sellers shall be prepared in a manner consistent with past practice, except as required by applicable Law. Sellers will deliver to Buyer at least 15 days prior to the due date for the filing of any Pre-Closing Tax Return (taking into account any applicable extensions) a copy of such Tax Return. To the extent permitted by applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for Pre-Closing Tax Periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by Plateau to Sellers for such periods.

(b) Buyer will prepare and timely file all Tax Returns of the Acquired Companies and the Acquired Business for a Straddle Period, other than any such Tax Return for which Buyer is responsible pursuant to Section 4.12(a) of this Agreement, in accordance with applicable Law on a basis consistent with past practice, except as required by applicable Law. Buyer will deliver to Sellers at least 60 days prior to the due date for the filing of any such income Tax Return (taking into account any applicable extensions), and at least 30 days prior to the date for the filing of any such other Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Sellers are responsible applying the principles of Section 4.12(c) and a copy of such Tax Return. No later than 10 days in the case of an income Tax Return (or 5 days in the case of any other Tax Return) following the delivery thereof, Sellers may deliver to Buyer a statement setting forth in reasonable detail any objections thereto and the basis for such objections (an "Objection Statement"). If Sellers timely deliver to Buyer an Objection Statement, Sellers and Buyer shall, during the 10 days in the case of an income Tax Return (or 5 days in the case of any other Tax Return) following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. If an Objection Statement is timely delivered and Sellers and Buyer are unable to reach agreement within such five or 10 day period (as applicable), Buyer and Sellers shall submit such remaining disagreements to the Firm. Buyer and Sellers shall submit, in writing, to the Firm a statement of their views as to any such disputed items, and the Firm shall make a written determination with respect to such disputed items, which determination shall be final and binding on the parties hereto for all purposes hereunder. Buyer and Sellers will each use their commercially reasonable efforts to cause the Firm to render its determination as soon thereafter as reasonably practicable, and in all events prior to the due date for the timely filing of the applicable Tax Return. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear 50% of the fees and expenses of the Firm incurred in connection with this Section 4.12(b). The proposed Tax Return and statement setting forth the amount of Tax for which Sellers are responsible applying the principles of Section 4.12(c), if no Objection Statement is timely delivered, or as adjusted pursuant to any agreement between Sellers and Buyer during the five or 10 day period (as applicable) following the timely delivery of the Objection Notice, or as ultimately determined by the Firm, as applicable, shall be timely filed (as to the Tax Return) and shall be binding on the parties hereto (as to the statement setting forth the amount of Tax for which Sellers are responsible applying the principles of Section 4.12(c)). Notwithstanding the foregoing, in no event shall Buyer be prohibited from filing any Tax Return of the Acquired Companies or the Acquired Businesses for a Straddle Period on or before the due date of such Tax Return (taking into account any applicable extensions), but Buyer shall be obligated to amend any Tax Return filed prior to the final determination of any disputed items pursuant to this Section 4.12(b) to reflect the final determination of such disputed items.

(c) In any case of a Tax Return for a Straddle Period, the Taxes of Sellers and Buyer shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of any property Taxes and similar ad valorem obligations that are imposed on a periodic basis, Taxes attributable to the Pre-Closing Tax Period shall equal the Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period and the Post-Closing Tax Period shall be computed as if the Straddle Period ended as of the close of business on the Closing Date. Further, to the maximum extent permitted by applicable Law, all Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period.

(d) Buyer and Sellers agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Companies and Acquired Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings contemplated by this Agreement, the preparation for any audit by any taxing authority and the defense of any claim relating to Taxes of the Acquired Companies and Acquired Business; provided that Buyer will not be permitted to inspect or otherwise review any Tax Return of a Seller.

(e) Sellers will be entitled to any refund, credit, offset or other similar benefit received or realized ("Refund") with respect to Taxes paid by Sellers or the Acquired Companies in respect of any Pre-Closing Tax Period or other Taxes reflected as a Current Liability of any Acquired Company in Net Working Capital (including, for the avoidance of doubt, any such amounts arising by reason of amended Tax Returns or any formal or informal claim for a Refund of Taxes filed after the Closing Date), provided that Sellers shall not be entitled to any such Refund to the extent that such Refunds are reflected as a Current Asset in Net Working Capital and that the amount of any such Refund allocated to Sellers shall be reduced by any costs incurred by Buyer in obtaining such Refund. To the extent any Refund allocated to Sellers pursuant to the preceding sentence is actually received or utilized by Buyer or any Affiliate (including the Acquired Companies) as an offset to Taxes due and payable, Buyer will pay to Sellers the amount of such Refund actually received or utilized (including any interest received thereon but reduced by any costs incurred by Buyer) within 10 days of actual receipt (or utilization) thereof.

(f) Buyer shall not file or permit to be filed, without the written consent of the relevant Seller (which consent shall not be unreasonably conditioned, withheld or delayed), any amended Tax Return or Tax election of an Acquired Company or the Acquired Business that covers a Pre-Closing Tax Period that will impact that liability for Taxes in a Pre-Closing Tax Period unless required by applicable Law.

(g) Buyer and Sellers agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement, including Sellers obtaining tax clearance certificates.

(h) All Tax-sharing, Tax allocation agreements or similar agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

(i) Sellers shall deliver, or caused to be delivered, to Buyer at or prior to Closing a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations promulgated under the Code.

(j) Without the prior written consent of Buyer, Sellers shall not terminate Plateau's election to be treated as an S corporation, cause DeWitt to be classified as an association taxable as a corporation, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Acquired Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Acquired Companies for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date.

(k) At Buyer's option, Plateau and Sellers shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. tax law) with respect to the purchase and sale of Plateau equity hereunder (collectively, a "Section 338(h)(10) Election"). Sellers shall not make an election under Code Section 336(e) with respect to the transactions contemplated by this Agreement without the prior written consent of Buyer. Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers shall not make an election under Code Section

336(e) with respect to the transaction contemplated by this Agreement. Except as provided in Section 4.12(l), Sellers shall have no liability or responsibility whatsoever with respect to any Tax imposed on Plateau attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on Plateau's gain. In addition, Buyer shall pay the Gross-Up Amount, as finally determined under Section 1.9(b), within five Business Days following the final determination thereof in accordance with Section 1.9; provided, however, that Buyer shall be under no obligation to pay the Gross-Up Amount to Sellers if Buyer determines, in its sole discretion, at any time prior to expiration of such five Business Day Period to not file a Section 338(h)(10) Election with the Internal Revenue Service.

(l) Sellers shall jointly and severally indemnify the Acquired Companies, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of any Acquired Company for the Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iii) any and all Taxes of any Person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any Taxes arising out of or relating to any breach of representation or warranty or failure to fully perform any covenant, agreement, undertaking or obligation; provided, however, that under no circumstances shall Sellers be obligated to indemnify Buyer in respect of any Tax incurred as a result of the 338(h)(10) Election except in the case of clause (iv) above, and in the case of clauses (i), (ii), and (iii) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Balance Sheet (rather than in any notes thereto) and taken into account in Closing Net Working Capital. Sellers' obligations set forth in this Section 4.12(l) and Section 4.12(k) are collectively referred to herein as the "Tax Indemnity."

Section 4.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due; provided that if such amounts, in the aggregate, exceed $25,000, then any such amount in excess of $25,000 shall be paid 50% by Buyer and 50% by Sellers. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate in good faith with respect thereto as necessary). Each of Buyer and Sellers agrees to cooperate to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the purchase and sale of the Plateau Shares, the DeWitt Interests and the LKGC Shares under this Agreement).

Section 4.14 R&W Insurance Policy. The parties hereto acknowledge that, as of the date hereof, the R&W Binder to the form of representations and warranties insurance policy set forth on Exhibit G (the "R&W Insurance Policy"), has been issued and that a correct and complete copy of the R&W Binder has been provided to Sellers. Buyer shall take all action necessary to timely satisfy the conditions in the R&W Binder to the R&W Insurer's obligations to issue the R&W Insurance Binder and the final R&W Insurance Policy (including by causing the timely payment of all premiums and any other expenses required under the R&W Insurance Policy, and shall obtain the final R&W Insurance Policy effective immediately upon Closing in accordance with its terms and conditions; provided that, in all events, the R&W Insurance Policy shall provide that (a) except in the case of Fraud, the R&W Insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Sellers and their Affiliates, and their respective

Representatives; (b) Sellers are intended third party beneficiaries of such waiver; and (c) following the Closing, Buyer shall not (i) amend, repeal or modify such subrogation provisions set forth in the R&W Insurance Policy in any manner adverse to Sellers without Sellers' express prior written consent (it being understood that it shall not be unreasonable for Sellers to withhold consent in the event that any such amendment, repeal or modification would adversely affect Sellers) (ii) take any action or omit to take any action that would reasonably be expected to result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (iii) permit the assignment, substitution or transfer of the rights or obligations of the R&W Insurer other than as allowed by the terms of the R&W Insurance Policy. Buyer shall pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Buyer's insurance broker, taxes related to such policy and other fees and expenses of such policy. Buyer, on behalf of itself and each Indemnified Party that is an Affiliate of Buyer, further acknowledges and agrees that the provisions of Section 6.2(c) shall apply regardless of whether (i) Buyer obtains at or following Closing or maintains following Closing the R&W Insurance Policy; (ii) the R&W Insurance Policy expires or is revoked, cancelled or modified in any manner after issuance; or (iii) Buyer or any Indemnified Party that is an Affiliate of Buyer makes a claim under the R&W Insurance Policy and such claim is denied by the R&W Insurer. For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of an R&W Insurance Policy is not a condition to Closing, any failure to obtain the R&W Insurance Policy will not preclude Seller from exercising any of its rights hereunder, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in ARTICLE V, to consummate the transactions even if the R&W Insurance Policy is not obtained.

Section 4.15 Acquisition Proposals. Until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, neither Sellers nor the Acquired Companies shall, and shall each cause their Representatives not to, directly or indirectly, (a) take any action to solicit, initiate or facilitate any Acquisition Proposal (as defined below), (b) engage in, continue or maintain any negotiations or discussions, or enter into any arrangement, term sheet, letter of intent or definitive agreement, relating to any Acquisition Proposal, or otherwise consummate any Acquisition Proposal, or (c) provide any non-public information relating to any Acquired Company or any of their respective assets or businesses or afford access to the properties, books or records of any Acquired Company or any of their respective assets or businesses to, any person that may be considering making, or has made, any Acquisition Proposal; provided, that Buyer acknowledges that the Acquired Companies and their Representatives have made available such non-public information to such third parties prior to the date hereof; provided, further, that Sellers acknowledge that the Acquired Companies and their Representatives have requested the return or destruction from all such persons of all copies of non-public information previously provided to such persons in accordance with any applicable confidentiality agreement. Prior to the date of this Agreement, each of the Acquired Companies have, and have caused their Representatives to, terminate and not continue any discussions or negotiations with respect to, or that might lead to, an Acquisition Proposal. Sellers shall promptly (and in any event within three Business Days) notify Buyer in writing of any Acquisition Proposal and/or any request from a third party for non-public information in connection with or in anticipation of any such Acquisition Proposal, in either case which is received by Sellers, any Affiliate thereof (including the Acquired Companies) or to the Knowledge of Sellers any of their respective Representatives between the date hereof and the Closing Date, including the identity of the party that submitted such Acquisition Proposal or request.

Section 4.16 Financing Cooperation. Until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, Sellers shall use commercially reasonable efforts to cooperate (and shall use commercially reasonable efforts to cause the Acquired Companies and their respective Representatives to cooperate) as reasonably requested by Buyer in connection with Buyer's efforts to consummate its third-party debt financing, including using commercially reasonable efforts to: (a) furnish Buyer with financial and operational information regarding the Acquired Business; (b) provide Buyer, at

least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities and as reasonably requested by Buyer on behalf of its financing sources with respect to the Acquired Business in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended (provided such request is made at least ten Business Days prior to the Closing Date); and (c) furnish to Buyer and its financing sources such additional financial and other information as Buyer shall reasonably request in order to consummate its third-party financing. Buyer shall reimburse Sellers for all reasonable out-of-pocket costs and expenses incurred by Sellers in complying with this Section 4.16. For the avoidance of doubt, subject to Section 5.2(b), the failure of Sellers (or any of their representatives) to provide any information set forth in this Section 4.16 shall not constitute a breach of any closing condition. The Acquired Companies hereby consent to the use of their respective logos in connection with arranging such third-party debt financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Acquired Business or the reputation or goodwill of the Acquired Companies.

Section 4.17 Financial Information. Sellers shall reasonably cooperate with Buyer and its Affiliates and their respective accountants and auditors by providing access, at Buyer's expense, to any additional financial information as Buyer or its Affiliates may reasonably request in connection with the preparation by Buyer and its Affiliates of historical and pro forma financial statements related to the Acquired Business, as required to be included in any filing made by Buyer or any of its Affiliates with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X. Sellers hereby consent to the inclusion or incorporation by reference of all financial statements and financial information provided to Buyer and its Affiliates pursuant to this Section 4.17 in any filing by Buyer and its Affiliates with the SEC and, upon request therefor by Buyer, agree to request that any auditor of Sellers and the Acquired Companies that has compiled any financial statements provided to Buyer and its Affiliates pursuant to this Agreement consent to the inclusion or incorporation by reference of its compiled financial statements with respect to such financial statements in any filing by Buyer and its Affiliates with the SEC.

Section 4.18 Buyer Stock Consideration.

(a) Buyer will use commercially reasonable efforts to list, as soon as practicable following the Closing, on The NASDAQ Global Select Market, upon official notice of issuance, the Buyer Stock Consideration.

(b) In order to induce Sellers to enter into this Agreement, Buyer hereby agrees that it shall (i) after the Closing, use its reasonable best efforts to satisfy the current public information requirements set forth in Rule 144(c)(1) under the Securities Act and (ii) after the six month anniversary of the Closing, taking all actions reasonably requested by Sellers to facilitate sales by Sellers in brokers' transactions pursuant to Rule 144(f)(1)(i) under the Securities Act, including the removal of any "restrictive" legend on certificates evidencing the Buyer Common Stock and providing an opinion of counsel at Buyer's cost if requested by the transfer agent in connection with such removal. Sellers shall provide Buyer, its counsel or the transfer agent with the evidence reasonably requested by them to cause the removal of any such "restrictive" legend, including any information Buyer reasonably deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that Sellers are not Affiliates of Buyer (and a covenant to inform Buyer if any Seller should thereafter become an Affiliate and to consent to exchange any certificates or instruments representing the Buyer Common Stock comprising the Buyer Stock Consideration for ones bearing an appropriate restrictive legend) and regarding the length of time such Buyer Common Stock has been held.

Section 4.19 Form I-9 Audit. Prior to the Closing, each of the Acquired Companies shall (a) conduct an internal audit of its Form I-9s and (b) use commercially reasonable efforts to correct any material Form I-9 errors or discrepancies discovered during such internal audit relating to current employees of the Acquired Companies. For the avoidance of doubt, Sellers' performance or non-performance of this Section 4.19 shall not give rise to a failure of any closing condition.

Section 4.20 Title Insurance. Prior to the Closing, Sellers shall deliver any owner's affidavits and documentation reasonably and customarily required by the title company issuing title insurance for the Real Property to remove the standard exceptions from each title policy or add any endorsements to such title policies. For the avoidance of doubt, Sellers' performance or non-performance of this Section 4.20 shall not give rise to a failure of any closing condition.

Section 4.21 Transfer of Properties.

(a) Prior to the Closing, (a) Plateau shall convey to GK Rogers Construction, LLC the parcels of land set forth on Schedule 4.21(a), and (b) Rogers shall, or shall cause his Affiliates to, convey to Plateau the parcels of land set forth on Schedule 4.21(b), in each case pursuant to a quitclaim deed for each parcel in the form attached hereto as Exhibit J (the "Quitclaim Deeds"), subject to modification to include mutually agreed-upon legal descriptions of each parcel and, for parcels located in Tennessee, such modifications necessary to comply with Tennessee law.

(b) Prior to the Closing, Plateau shall terminate or assign that certain Space Permit, dated October 1, 2018, by and between Plateau and Signature Flight Support Corporation, as amended (the "Space Permit") to Rogers, and enter into a new lease agreement or permit in respect of three office spaces on terms mutually agreeable to Plateau and Buyer on substantially the same terms as the Space Permit. For the avoidance of doubt, Sellers' performance or non-performance of this Section 4.21(b) shall not give rise to a failure of any closing condition.

Section 4.22 Release of Encumbrances. Prior to the Closing, the Acquired Companies shall have all Encumbrances (other than Permitted Encumbrances) in and upon any of their respective assets or properties released and discharged, including by delivery of all appropriate UCC financing statement amendments and termination statements.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No action, suit or proceeding before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would have the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) All waiting periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have terminated.

Section 5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in ARTICLE II shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a Material Adverse Effect.

(b) Sellers shall have duly performed and complied with the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date in all material respects.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) has been satisfied.

(d) Sellers shall have delivered, or caused to be delivered, to Buyer all documents required to be delivered by Sellers pursuant to Section 1.3(c).

(e) Sellers shall have delivered to Buyer a USB or CD containing a complete copy of all materials contained in the virtual data room under the name "Project Tundra" established at https://services.intralinks.com.

(f) Sellers shall have delivered, or caused to be delivered, to Buyer employment agreements in the form set forth on Exhibit H, in each case duly executed by each of Rogers and Brad Carroll.

(g) Sellers shall have delivered, or caused to be delivered, to Buyer a restrictive covenant agreements in the form set forth on Exhibit I, duly executed by each Seller.

(h) Sellers shall have delivered, or caused to be delivered, to Buyer the Seller Note, duly executed by Rogers.

Section 5.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied with the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date in all material respects.

(c) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 5.3(a) and Section 5.3(b) has been satisfied.

(d) Buyer shall have delivered to Sellers cash in an amount equal to the Closing Date Cash Payment by wire transfer in immediately available funds, to the accounts designated at least two Business Days prior to the Closing Date by Sellers.

(e) Buyer shall have delivered, or caused to be delivered, to Buyer the Seller Note, duly executed by Buyer.

(f) Buyer shall have delivered to Sellers the Buyer Stock Consideration.

(g) All conditions in the R&W Binder to the R&W Insurer's obligations to issue the R&W Binder at the Closing shall be fully satisfied or waived by the R&W Insurer, and the R&W Insurance Policy shall be effective immediately upon Closing.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Survival. The representations and warranties set forth herein shall survive the Closing and shall terminate on the close of business on the date that is 12 months after the Closing Date and no claims may be brought with respect to such representations and warranties or with respect to any covenant that does not, by its nature, survive the Closing following the 12-month anniversary of the Closing Date; provided that the Seller Fundamental Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided, further, that no claims may be brought pursuant to Section 6.2(a)(v) following the 18-month anniversary of the Closing Date (each such date, as applicable, the "Survival Date"). The covenants contained in this Agreement which, by their nature, are to be performed following the Closing Date, shall remain in full force in accordance with their terms. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 6.1.

Section 6.2 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Agreement, Sellers shall severally, and not jointly and severally with any other Person (in accordance with the proportion of the Base Purchase Price actually received by such Seller) indemnify Buyer and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries) and their respective officers, directors, members, managers, stockholders, employees and agents, and each of their successors and assigns (collectively, all of the foregoing the "Buyer Indemnified Parties") against any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of or otherwise relating to:

(i) any failure of any representation or warranty made by Sellers in this Agreement to be true and correct as of the date hereof and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date);

(ii) any breach of any covenant required to be performed by Sellers pursuant to this Agreement;

(iii) the Tax Indemnity;

(iv) any business conducted, or assets or properties owned, by LKGC prior to January 1, 2012; or

(v) the 750-gallon underground storage tank (UST) located southeast of the repair shop and related piping and trench drains at the site located at 375 Lee Industrial Boulevard in Austell, Georgia, or any Release of used oil or other Hazardous Materials therefrom or Remedial Action related thereto.

(b) The Buyer Indemnified Parties shall have no right to recover any amounts pursuant to Section 6.2(a) unless on or before the applicable Survival Date Buyer notifies Sellers of a claim therefor in writing pursuant to Section 6.4.

(c) The Losses of the Buyer Indemnified Parties described in Section 6.2(a) as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as "Buyer Losses".

(d) Limitations on Indemnification of the Buyer Indemnified Parties.

(i) Buyer, on behalf of itself and each other Buyer Indemnified Party, acknowledges and agrees that the provisions of this Section 6.2(d)(i) shall apply regardless of whether (X) Buyer obtains at or following Closing, or maintains following Closing, the R&W Insurance Policy; (Y) the R&W Insurance Policy expires, is revoked, is cancelled or is modified in any manner after issuance; or (Z) any Buyer Indemnified Party makes a claim under the R&W Insurance Policy and such claim is denied by the R&W Insurer.

(ii) Except in the event of (A) Fraud or (B) any failure of any Seller Fundamental Representation to be true and correct, the Buyer Indemnified Parties shall not be entitled to be indemnified under Section 6.2(a)(i) until the total amount which the Buyer Indemnified Parties would otherwise be entitled to be indemnified pursuant to Section 6.2(a)(i) exceeds on a cumulative basis an amount equal to $750,000 (the "Deductible"), and then only to the extent of any such excess.

(iii) Except in the event of (A) Fraud or (B) any failure of any Seller Fundamental Representation to be true and correct, the maximum liability of Sellers for Losses pursuant to Section 6.2(a)(i) shall not exceed $1,500,000 (the "Cap").

(iv) Except in the event of Fraud, the maximum liability of Sellers for Losses (A) pursuant to Section 6.2(a)(v) shall not exceed $750,000, (B) pursuant to Section 6.2(a) (other than in the event of any failure of a Seller Fundamental Representation to be true and correct) shall not exceed 50% of the Purchase Price, and (C) in the event of any failure of any Seller Fundamental Representation to be true and correct shall not exceed the Purchase Price.

(v) A Buyer Indemnified Party may not seek indemnification for Losses suffered by it if it has already received payment for such Losses as part of the Adjustment Amount or pursuant to the R&W Insurance Policy.

(vi) In no event shall a breach of or inaccuracy in any representation or warranty in ARTICLE II or ARTICLE III in and of itself constitute or be deemed for any purpose to constitute a breach or failure of the Company or any Seller to perform any covenant or agreement contained in this Agreement, it being understood that nothing in this Section 6.2(d)(vi) shall preclude the same event, circumstance or set of facts from constituting both a breach of a representation or warranty in ARTICLE II or ARTICLE III and also a breach of, or failure to perform, a covenant or agreement contained in this Agreement; provided that in such circumstances, Buyer shall first seek to recover from the R&W Insurance Policy (to the extent coverage is available thereunder) pursuant to a claim brought as a breach of a representation or warranty before seeking to recover from Sellers as an indemnification obligation.

(vii) Notwithstanding anything contained in this ARTICLE VI to the contrary, it is understood and agreed that in no event shall a Seller have any liability under this ARTICLE VI resulting from another Seller's or its directors', officers', employees', advisors', agents', managers', attorneys', partners', and members' Fraud, inaccuracies in, or breaches of, another Seller's or its directors', officers', employees', advisors', agents', managers', attorneys', partners', and members' representations and warranties in this Agreement, or another Seller's failure to perform, or other breach of any of the covenants or agreements of such Seller contained in this Agreement.

(viii) Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be entitled to recover under this ARTICLE VI more than once for the same Losses.

(ix) Solely for the purposes of determining whether there has been a failure of any representation or warranty contained in this Agreement to be true and correct and for calculating Losses under this ARTICLE VI, any qualification or exception using the term "material" or "materially" or "Material Adverse Effect" contained in any representation or warranty in this Agreement shall be disregarded.

Section 6.3 Indemnification by Buyer.

(a) Subject to the terms and conditions of this Agreement, Buyer will indemnify Sellers and their equity owners, directors, managers, officers, employees, Affiliates, heirs and assigns (collectively, the "Seller Indemnified Parties") against any and all Losses actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from, arising out of or otherwise related to:

(i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the date hereof and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date); or

(ii) any breach of any covenant required to be performed by Buyer pursuant to this Agreement.

(b) The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 6.3(a), unless on or before the applicable Survival Date, Sellers notify Buyer of a claim therefor in writing pursuant to Section 6.4.

(c) Limitations on Indemnification of the Seller Indemnified Parties.

(i) Except in the event of (A) Fraud or (B) any failure of any Buyer Fundamental Representation to be true and correct, the Seller Indemnified Parties shall not be entitled to be indemnified under Section 6.3(a)(i) until the total amount which the Seller Indemnified Parties would

otherwise be entitled to be indemnified pursuant to Section 6.3(a)(i) exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent of any such excess.

(ii) Except in the event of (A) Fraud or (B) any failure of any Buyer Fundamental Representation to be true and correct, the maximum liability of Buyer for Losses pursuant to Section 6.3(a)(i) shall not exceed the Cap.

(iii) Except in the event of Fraud, the maximum liability of Buyer for Losses pursuant to Section 6.3(a) shall not exceed the Purchase Price.

Section 6.4 Indemnification Procedures.

(a) If any Person who or which is entitled to seek indemnification under Section 6.2 or Section 6.3 (an "Indemnified Party") receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) days prior to the date a responsive pleading thereto is required to be filed (or reasonably promptly following receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten-day period); provided, further, that failure to give such notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that such failure results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include the basis for the demand for indemnification under this Agreement with specificity, and will include a copy of any complaint, petition, or any other pleading received by the Indemnified Party in connection with the Third Party Claim. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party's expense, or at its option (subject to the limitations set forth in this Section 6.4(a)) to assume the defense thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that:

(i) The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within 15 Business Days of the Indemnifying Party's receipt of the required notice of the Third Party Claim pursuant to this Section 6.4(a).

(ii) In the event the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be subject to indemnification under this ARTICLE VI, unless the Indemnified Party's counsel shall advise the Indemnified Party that a conflict of interest exists that would make joint representation inappropriate, in which case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party and shall be subject to indemnification under this ARTICLE VI. In no event shall: (A) the Indemnified Party or the Indemnifying Party settle a Third Party Claim without the prior express written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed (it being understood that consent shall not be deemed unreasonably withheld, conditioned or delayed if any such proposed settlement (w) would impose injunctive or other equitable relief upon the Indemnified Party, (x) does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim without prejudice, (y) would require the Indemnified Party to pay any amount, or (z) includes any finding

of, or admission or statement with respect to, a violation of Law or violation of the rights of any Indemnified Party or its Affiliates; or (B) if the Indemnifying Party is a Seller, the Indemnifying Party has the right to take any action that, if taken by the Indemnified Party, would prevent or impair the Indemnified Party's ability to recover against the R&W Insurance Policy any portion of such Third Party Claim.

(b) Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes actually aware of such Direct Claim; provided that failure to give such notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that such failure results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include the basis for the demand under this Agreement with specificity, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after receipt of such written notice to respond in writing to such Direct Claim. If after the expiration of such 30-day period the Indemnifying Person has not given the Indemnified Party written notice agreeing to indemnify the Indemnified Party in connection with the Direct Claim, then it is to be presumed that the Indemnifying Person has accepted the Direct Claim.

Section 6.5 Miscellaneous Indemnification Provisions.

(a) Exclusive Remedy. Except in the event of Fraud, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims arising out of, concerning, or related to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, statute, or otherwise, and whether asserted against Buyer, an Acquired Company, their respective officers, directors or employees, any of Sellers, or any other Person. However, in no event shall any Party, its successors, or its permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement or rescission damages. Except in the event of Fraud or intentional misconduct, each of the parties hereto, on behalf of itself and its equity owners, directors, managers, officers, employees, Subsidiaries, and Affiliates, covenants not to sue and agrees not to bring any actions or proceedings, at Law, equity, or otherwise, against any other Party or its equity owners, directors, managers, officers, employees, Subsidiaries or Affiliates arising out of, concerning, or relating to any breach or alleged breach of any representation, warranty or covenant in this Agreement, except pursuant to the express provisions of this ARTICLE VI. Notwithstanding any other sentence in this Section 6.5(a) or elsewhere in this Agreement, each party hereto shall be entitled to bring an action for injunctive relief or specific performance to enforce the terms of this Agreement.

(b) Non-Recourse. Notwithstanding anything to the contrary contained herein, each Seller Related Party hereby irrevocably and unconditionally agrees that none of the Buyer Financing Sources shall have any liability or obligation to any Seller Related Party under or in connection with this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including with respect to the Buyer Financing). Each Seller Related Party hereby waives any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Buyer Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including the Buyer Financing), and each Seller Related Party agrees not to commence or support a proceeding against any Buyer Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including any proceeding related to the Buyer Financing). Without limiting the foregoing, no Buyer Financing Source shall be subject to any special,

consequential, punitive or indirect damages or damages of a tortious nature to any Seller Related Party. For the avoidance of doubt, nothing set forth herein (including without limitation this Section 6.5(b) or Sections 8.8, 8.9, 8.10 and 8.11) shall in any way limit Buyer's obligation to consummate the transactions contemplated hereby upon the fulfillment or waiver of the conditions set forth in Article V, regardless of whether the Buyer Financing is funded on the date on which the Closing is to occur pursuant to Section 1.4 and any remedies that Sellers may have against Buyer in connection therewith.

(c) Purchase Price Adjustment. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(d) Insurance Proceeds and Other Recoveries. The amount of Losses recoverable by an Indemnified Party pursuant to this ARTICLE VI with respect to an indemnity claim shall be reduced by the amount of insurance (including the R&W Insurance Policy) or indemnification proceeds or other amounts actually recovered from other sources (including the R&W Insurer) by such Indemnified Party with respect to the Losses to which such indemnity claim relates, net of any reasonable expenses related to the recovery of such payment. Any otherwise recoverable Losses shall be net of any Tax Benefit that is Actually Realized from the incurrence of such Losses. Notwithstanding anything to the contrary contained herein, if the Buyer at any time makes a claim under the R&W Insurance Policy, the Buyer shall (a) promptly notify the Sellers and provide such information as the Sellers may reasonably request relating to such claim, and (b) keep the Sellers reasonably informed of the progress of any action taken in respect thereof. Notwithstanding anything to the contrary contained herein, prior to the expiration of the R&W Insurance Policy, no Buyer Indemnified Party shall be entitled to recover any amounts from Sellers pursuant to Section 6.2(a) for breaches of representations and warranties or other matters, in each case which would reasonably be expected to be indemnifiable under the R&W Insurance Policy in excess of the Deductible, until such time as the Buyer has (i) submitted such claim under the R&W Insurance Policy and (ii) either (x) recovered proceeds under the R&W Insurance Policy or (y) received a written denial of coverage issued by the R&W Insurer.

(e) No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be liable to any other Person for any punitive damages of such other Person.

(f) Good Faith; Mutual Cooperation. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which an Indemnifying Party is allegedly obligated to indemnify an Indemnified Party hereunder. The Indemnified Party shall use all commercially reasonable efforts to mitigate Losses and resolve any such claim or liability.

ARTICLE VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of

any of the conditions specified in ARTICLE V and such breach, inaccuracy or failure has not been cured within 20 Business Days after written notification thereof by Buyer to Sellers or cannot be cured by Sellers by December 11, 2019 (the "Expiration Date"); or

(ii) the Closing shall not have occurred by the Expiration Date, unless such failure of the Closing to occur shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE V and such breach, inaccuracy or failure has not been cured within 20 Business Days after written notification thereof by Sellers to Buyer or cannot be cured by Buyer by the Expiration Date; or

(ii) the Closing shall not have occurred by the Expiration Date, unless such failure of the Closing to occur shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VII and Section 4.6 and ARTICLE VIII hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise expressly provided herein (including Section 4.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that all costs and expenses associated with any filings required to be made by the parties pursuant to the HSR Act shall be borne 50% by Buyer and 50% by Sellers.

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered

by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission in the case of facsimile and without an automatic "bounceback" in the case of e-mail) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to Sellers:	Plateau Excavation, Inc. 375 Lee Industrial Blvd. Austell, GA 30168 E-mail: grogers@plateauexcavation.com Attention: Greg K. Rogers
with a copy to:	DLA Piper LLP (US) 1201 West Peachtree Street Suite 2800 Atlanta, GA 30309 E-mail: Frank.Layson@dlapiper.com Attention: Frank Layson
If to Buyer:	Sterling Construction Company, Inc. 1800 Hughes Landing Blvd. The Woodlands, Texas 77380 E-mail: Rich.Chandler@strlco.com Attention: Rich Chandler, General Counsel
with a copy to:	Jones Walker LLP 201 St. Charles Avenue, Suite 5100 New Orleans, LA 70170 E-mail: dsilberstein@joneswalker.com Attention: Daniella Silberstein

Section 8.3 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The provisions set forth in Section B of Exhibit A are incorporated herein.

Section 8.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Seller Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 8.8 No Third-party Beneficiaries. Except as provided in ARTICLE VI and the last sentence of this Section 8.8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Buyer Financing Sources shall be express third party beneficiaries of this Section 8.8 and Sections 6.5(b), 8.9, 8.10 and 8.11, each of such Sections shall expressly inure to the benefit of the Buyer Financing Sources and the Buyer Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 8.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, the provisions of Sections 6.5(b), 8.8, 8.9, 8.10 and 8.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Buyer Financing Sources without the prior written consent of each Buyer Financing Source.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction); PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE BUYER FINANCING SOURCES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, TO THE EXTENT THAT SUCH COURT DECLINES JURISDICTION, FIRST TO ANY FEDERAL COURT, OR

SECOND TO ANY STATE COURT, EACH LOCATED IN WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THEY INTEND THAT THIS AGREEMENT BE, AND THAT IT WILL BE TREATED AND CONSTRUED AS, A CONTRACT UNDER SEAL UNDER THE LAWS OF THE STATE OF DELAWARE WITH ALL OF THE CONSEQUENCES OF SUCH A CONTRACT UNDER THE LAWS OF THE STATE OF DELAWARE, INCLUDING CAUSING THE AGREEMENT TO BE SUBJECT TO THE 20-YEAR LIMITATIONS PERIOD APPLICABLE TO SEALED INSTRUMENTS.

(c) EACH PARTY (AND EACH SELLER RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE BUYER FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUYER FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY BUYER FINANCING SOURCE). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement or the other agreements contemplated hereby, each Seller Related Party and the parties hereto hereby explicitly agree that nothing in this Agreement shall (a) require Buyer or any of its Affiliates to seek specific performance, injunctive relief or other equitable remedies to enforce their respective rights under the Buyer Loan Commitment or cause the Buyer Financing to be funded, or (b) entitle any Seller Related Party to seek specific performance, injunctive relief or other equitable remedies to cause Buyer or any of its Affiliates to do the same.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Seller Release. Effective as of the Closing, Sellers hereby waive their rights to, and release and fully discharge, the Acquired Companies and the Acquired Business, and their legal

successors and assigns, from any and all claims, liabilities, actions and causes of action, whether now known or unknown, which Sellers now have, or at any other time may have, against the Acquired Companies or the Acquired Business based upon or arising out of any fact, circumstance, act or omission that occurred or existed prior to the Closing, other than any such claims, liabilities, actions or causes of action that may arise pursuant to the terms of this Agreement.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GREG K. ROGERS

/s/ Greg K. Rogers

LORIN L. ROGERS 2018 TRUST,
KIMBERLIN ROGERS 2018 TRUST,
GREGORY K. ROGERS 2018 TRUST,
MARY A. ROGERS 2018 TRUST

/s/ Philip T. Travis
Philip T. Travis, Trustee

LK GREGORY CONSTRUCTION, INC.

By /s/ Greg K. Rogers
Name: Greg K. Rogers
Title: President

PLATEAU EXCAVATION, INC.

By /s/ Greg K. Rogers
Name: Greg K. Rogers
Title: President

DEWITT EXCAVATION, LLC

By /s/ Greg K. Rogers
Name: Greg K. Rogers
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STERLING CONSTRUCTION COMPANY, INC.

By /s/ Joseph A. Cutillo
Name: Joseph A. Cutillo
Title: Chief Executive Officer

Exhibit A
Defined Terms; Rules of Construction

A. Definitions. In addition to the terms defined elsewhere in the Agreement, the following terms have the meanings set forth below:

"Acquired Business" has the meaning set forth in the Preamble.

"Acquired Companies" has the meaning set forth in the Preamble.

"Acquisition Proposal" means any proposal or offer (other than any proposal or offer by Buyer or any of its Affiliates) with respect to an Alternative Transaction.

"Actually Realized" means, with respect to any Tax Benefit, that a refund of Taxes is actually received or applied against other Taxes due, or the filing of a Tax Return on which a loss, deduction, credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

"Adjustment Amount" has the meaning set forth in Section 1.7(a).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the Preamble.

"Alternative Transaction" means an acquisition of (a) any equity securities of any Acquired Company, or (b) all or any material portion of the business, assets or properties of the Acquired Business, taken as a whole, in each case whether by merger, purchase of stock or assets or otherwise and whether for cash, securities or any other consideration or combination thereof.

"Anti-Bribery Laws" means the provisions of the Corruption of Foreign Public Officials Act, the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law, foreign or domestic, including all rules and regulations promulgated thereunder.

"Antitrust Laws" means any applicable Law or other legal restraint designed to govern competition, trade regulation or foreign investment matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

"Asset Acquisition Statements" has the meaning set forth in Section 1.8.

"Audited Financial Statements" has the meaning set forth in Section 2.6.

"Balance Sheet" has the meaning set forth in Section 2.6.

"Balance Sheet Date" has the meaning set forth in Section 2.6.

"Base Purchase Price" has the meaning set forth in Section 1.3(a).

"Benefit Plan" has the meaning set forth in Section 2.15(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia or Houston, Texas are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Benefit Plans" has the meaning set forth in Section 4.3(b).

"Buyer Common Stock" means the share of common stock of Buyer, $0.01 par value per share.

"Buyer Common Stock Price" means $12.05, which represents the average of the closing sales price of a share of Buyer Common Stock as quoted by The Nasdaq Stock Market LLC for the twenty (20) consecutive trading days ending on August 12, 2019.

"Buyer Financing" means one or more loans or extensions of credit made in order to finance in part the payment of the Purchase Price, including any under any Buyer Loan Commitment.

"Buyer Financing Sources" means, the agents, arrangers, lenders and other persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Buyer Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, underwriting agreements, engagement letters, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates, direct or indirect, former, current or future general and limited partners officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

"Buyer Loan Commitment" means any agreement entered into by a Buyer Financing Source relating to the Buyer Financing.

"Buyer Fundamental Representations" means the representations and warranties contained in Section 1.1 (Organization and Authority of Buyer), Section 3.4 (Brokers) and Section 3.5 (Valid Issuance of Buyer Common Stock).

"Buyer Indemnified Parties" has the meaning set forth in Section 6.2(a).

"Buyer SEC Reports" has the meaning set forth in Section 3.6.

"Buyer Stock Consideration" means the portion of the Purchase Price comprised of Buyer Common Stock, the number of shares of which shall be determined by dividing $15,000,000 by the Buyer Common Stock Price.

"Buyer's Gross-Up Notice" has the meaning set forth in Section 1.9(b).

"Cap" has the meaning set forth in Section 6.2(d)(iii).

"Cash Consideration" has the meaning set forth in Section 1.3(a)(i).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 1.4.

"Closing Balance Sheet" has the meaning set forth in Section 1.5.

"Closing Cash" means all cash and cash equivalents of the Acquired Companies as of 11:59 p.m. on the day prior to the Closing Date.

"Closing Company Indebtedness" means all Indebtedness of the Acquired Business as of 11:59 p.m. on the day prior to the Closing Date.

"Closing Date" has the meaning set forth in Section 1.4.

"Closing Date Cash Payment" has the meaning set forth in Section 1.3(a)(i).

"Closing Date Schedule" has the meaning set forth in Section 1.5.

"Closing Net Working Capital Amount" means the excess of (i) the Acquired Business' current assets (excluding Closing Cash) as of 11:59 p.m. on the day prior to the Closing Date, calculated in accordance with GAAP and the Seller Accounting Principles, over (ii) the Acquired Business' current liabilities (excluding Closing Company Indebtedness) on a consolidated basis as of the Closing Date, calculated in accordance with GAAP and the Seller Accounting Principles, and in a manner consistent with the sample net working capital calculation set forth on Exhibit D attached hereto.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Continuing Employee" has the meaning set forth in Section 4.3(a).

"Company Indebtedness" means the aggregate amount of Indebtedness of the Company, as of the date and time of its determination.

"Company Intellectual Property" has the meaning set forth in Section 2.11(a).

"Company Transaction Expenses" means, without duplication, to the extent not paid prior to the Closing, (a) all out-of-pocket fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers and other professional advisors) incurred by, or on behalf of, Sellers and the Acquired Companies prior to the Closing in connection with the negotiation or approval of this Agreement and any other agreement or instrument contemplated hereby or the consummation of the transactions contemplated hereby and thereby, plus (b) the aggregate amount of any bonuses, sale bonuses, change of control payments, retention payments or similar payments due or payable by any Acquired Company to any Person in connection with or resulting from the Closing.

"Confidential Information" has the meaning set forth in Section 4.6(c).

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of October 29, 2018, between Buyer and Sellers.

"Deductible" has the meaning set forth in Section 6.2(d)(ii).

"DeWitt" has the meaning set forth in the Preamble.

"DeWitt Interests" has the meaning set forth in the Recitals.

"Direct Claim" has the meaning set forth in Section 6.4(b).

"Dispute Notice" has the meaning set forth in Section 1.6(b).

"Dollars or $" means the lawful currency of the United States.

"Employees" means those Persons employed by the Acquired Business immediately prior to the Closing.

"Encumbrance" means any title defect, lien, interest, pledge, defect, license, conditional sales contract, mortgage, deed of trust, security interest, charge, claim, easement, restriction, encroachment, preemptive right, or option of any kind or nature whatsoever or other similar encumbrance (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whenever arising, and whether imposed by agreement, understanding, Law, equity, or otherwise).

"Environmental Claim" means any material legal proceeding, lawsuit, administrative proceeding, claim, action, arbitration, audit, investigation, charge, demand, complaint, mediation, grievance, right, cause of action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, made, commenced, conducted or pending by, from or before any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or written allegation of non-compliance with any material Environmental Law or material term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following, including any state law analogs, and any of their respective implementing regulations: CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, notice potential penalty, responsibility or liability, notice of intent to sue, warning letter, request for information, objection or other notice respecting any Environmental Claim or relating to any actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit required by or under, or issued pursuant to, any Environmental Law.

"Equity Interests" means any share, capital stock, partnership, membership, unit, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that would be required to be aggregated with one or more of the Acquired Companies and treated as a "single employer" within the meaning of Section 4001 of ERISA.

"Estimated Closing Balance Sheet" has the meaning set forth in Section 1.2.

"Estimated Closing Cash" has the meaning set forth in Section 1.2.

"Estimated Closing Company Indebtedness" has the meaning set forth in Section 1.2.

"Estimated Company Transaction Expenses" has the meaning set forth in Section 1.2.

"Estimated Net Working Capital Amount" has the meaning set forth in Section 1.2.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

"Expiration Date" has the meaning set forth in Section 7.1(b)(i).

"Export Control Laws" means all applicable Laws in respect of customs and export and import control including economic sanctions, anti-terrorism, anti-boycott and related measures, including the U.S. Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any applicable international sanctions law and programs, including those promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), any additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control, any regulations promulgated under each such act, including, without limitation the Export Administration Regulations (15 C.F.R. §749.9), the Sudanese Sanctions Regulations (31 C.F.R. Part 538), and the Iranian transactions and Sanctions Regulations (31 C.F.R. Part 560), and comparable foreign laws, ordinances, rules and regulations.

"Financial Statements" has the meaning set forth in Section 2.6.

"Firm" has the meaning set forth in Section 1.6(d).

"Fraud" means, as finally determined by an appropriate court of competent jurisdiction, common law fraud under the Laws of the State of Delaware by Rogers and/or Brad Carroll.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Approvals" has the meaning set forth in Section 4.7(a).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any

self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Gross-up Amount" means, in the event the parties hereto make the Section 338(h)(10) Election in accordance with Section 4.12(k), an amount equal to the excess of (a) the aggregate amount of income Taxes imposed upon Sellers as a direct result of Buyer's purchase of Plateau equity after taking into account the Section 338(h)(10) Election (including any Taxes payable by Sellers as a direct result of Sellers' receipt of the Gross-up Amount) over (b) the aggregate amount of income Taxes that would have been imposed upon Sellers as a direct result of Buyer's purchase of Plateau equity if the Section 338(h)(10) Election had not been made, as determined in accordance with the procedures set forth in Section 4.12(k). For the avoidance of doubt, the calculation of the Gross-up Amount shall be made utilizing the assumptions that all representations and warranties of Sellers made herein (taking into account any disclosures with respect thereto) are accurate and complete in all respects and that Sellers (and Plateau with respect to any period or portion thereof ending on or prior to the Closing Date) have timely complied with their respective obligations pursuant to the covenants and agreements set forth herein.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined or regulated as a hazardous, acutely hazardous, or toxic waste or substance, or words of similar import or regulatory effect, or otherwise regulated, under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indebtedness" means, with respect to any Person, all liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures, letters of credit (to the extent drawn) or similar instruments; (c) capitalized lease obligations; and (d) interest, premium, penalties and other amounts accrued and/or owing in respect of the items described in the foregoing clauses (a) through (d). For avoidance of doubt, and notwithstanding the foregoing, (i) Indebtedness does not include obligations related to leases that are or should be (in accordance with GAAP) accounted for as operating leases, and (ii) Indebtedness as of 11:59 p.m. on the day prior to the Closing Date shall not include any trade payables and expenses that are taken into account in the calculation of the Closing Net Working Capital Amount.

"Indemnified Party" has the meaning set forth in Section 6.4(a).

"Indemnifying Party" has the meaning set forth in Section 6.4(a).

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade names, trade dress, logos and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets, know-how, manufacturing and production processes, inventions, improvements, methods, techniques, formula, compositions, software, data, databases, and other confidential information, in each case, that derive independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure and use; (d) patents and patent applications; (e) internet domain name registrations; and (f) social media accounts.

"Interim Financial Statements" has the meaning set forth in Section 2.6.

"IRS" has the meaning set forth in Section 2.15(b).

"Issued Shares" has the meaning set forth in Section 1.3(g).

"Key Employees" means Ryan Duke, Greg Farr, David Shewchuk and John Osterland.

"Knowledge of Sellers" or any other similar knowledge qualification, means the actual knowledge of Rogers or Brad Carroll.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Lease" has the meaning set forth in Section 2.10(f).

"Leased Real Property" has the meaning set forth in Section 2.10(f).

"LKGC" has the meaning set forth in the Preamble.

"LKGC Shares" has the meaning set forth in the Recitals.

"Losses" means losses, damages, liabilities, claims, penalties, assessments, fines, sanctions, judgments, costs and expenses, including reasonable attorneys' and consultants' fees.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (x) the financial condition or results of operations of the Acquired Business, taken as a whole, or (y) the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Acquired Business operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the public announcement of this Agreement; (h) any natural or man-made disaster; (i) any failure by the Acquired Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (j) any adverse event, occurrence, fact, condition or change that is cured before the Closing; provided, however, that with respect to clauses (a)-(d), (f) and (h), any event, occurrence, fact, condition or change that has had a materially disproportionate adverse effect on the Acquired Business compared to other businesses operating in the industries in which the Acquired Business operates will be considered for purposes of determining whether a "Material Adverse Effect" has occurred, but only to the extent of the disproportionate impact.

"Material Contracts" has the meaning set forth in Section 2.9(a).

"Material Customers" has the meaning set forth in Section 2.20.

"Material Permits" has the meaning set forth in Section 2.13(b).

"Material Suppliers" has the meaning set forth in Section 2.20.

"Multiemployer Plan" has the meaning set forth in Section 2.15(d).

"Multiple Employer Plan" has the meaning set forth in Section 2.15(d).

"Organizational Documents" means, as to any corporation, limited liability company, partnership or other business entity, such Person's articles of organization, operating agreement, certificate of incorporation, by-laws, or other organizational or governing documents.

"Owned Real Property" has the meaning set forth in Section 2.10(c).

"Permits" means any permit, license, franchise, approval, authorization or consent required to be obtained from or otherwise made available by or under the authority of any Governmental Authority.

"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures for which adequate reserves have been established in accordance with the Company's historical accounting procedures; (b) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business that secure either amounts not yet due and payable or being contested in good faith by appropriate proceedings; (c) easements, rights of way, zoning ordinances and other similar encumbrances of record and affecting Real Property, which easements, rights of way, zoning ordinances and other similar encumbrances individually or in the aggregate do not have a material impact on any Real Property or the operation of the Acquired Business; (d) liens arising under equipment leases with third parties entered into in the ordinary course of business; or (e) other imperfections of title or Encumbrances, if any, that have not had, and would not reasonably be expected to have, an adverse effect, in any material respect, on the Acquired Business or the use of any assets of the Acquired Companies.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Plateau" has the meaning set forth in the Preamble.

"Plateau Purchase Price Allocation" has the meaning set forth in Section 1.9(a).

"Plateau Shares" has the meaning set forth in the Recitals.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

"Pre-Closing Tax Return" has the meaning set forth in Section 4.12(a).

"Proposed Allocation" has the meaning set forth in Section 1.8(a).

"Proposed Gross-Up Amount" has the meaning set forth in Section 1.9(b).

"Proposed Section 338(h)(10) Allocation" has the meaning set forth in Section 1.9(a).

"Purchase Price" means the Base Purchase Price, as adjusted by the Adjustment Amount (as finally determined pursuant to Section 1.6) and for any indemnification payments made pursuant to Article VI.

"Purchase Price Allocation" has the meaning set forth in Section 1.8(a).

"Qualified Benefit Plan" has the meaning set forth in Section 2.15(c).

"Quitclaim Deeds" has the meaning set forth in Section 4.21.

"Real Property" means the Owned Real Property and the Leased Real Property, together with all buildings, structures and facilities located thereon.

"Refund" has the meaning set forth in Section 4.12(e).

"Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration, or leaching of a Hazardous Material into the environment.

"Remedial Action" means any action to (a) clean up, remediate, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, financing sources, counsel, accountants and other agents of such Person. In the case of Buyer, Representatives shall also include the insurance carrier under the R&W Insurance Policy.

"Restricted Shares" means all shares of Buyer Common Stock issuable hereunder; provided that, such shares of Buyer Common Stock shall cease to be "Restricted Shares" upon the earliest to occur of the date on which such shares(a) have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) are disposed of in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) may be disposed of by the holder, (i) in the opinion of counsel in form and substance reasonably satisfactory to Buyer, which shall have been delivered to Buyer by counsel reasonably satisfactory to Buyer, or (ii) under a "no action" letter from the SEC delivered to Buyer, in either case to the effect that subsequent transfers of such shares of Buyer Common Stock may be effected without registration under the Securities Act pursuant to Rule 144 under the Securities Act without any limitation as to volume or manner of sale restrictions or pursuant to another available exemption under the Securities Act and the rules and regulations thereunder.

"Review Period" has the meaning set forth in Section 1.6(b).

"Revised Statements" has the meaning set forth in Section 1.8.

"Rogers" has the meaning set forth in the Preamble.

"R&W Binder" means the binder agreement for the R&W Insurance Policy, dated as of or prior to the date hereof, a copy of which is attached hereto as Exhibit G, with the draft of the R&W Insurance Policy.

"R&W Insurer" means the insurer or insurers offering coverage under the R&W Insurance Policy.

"R&W Insurance Policy" has the meaning set forth in Section 4.14.

"SEC" means the United States Securities and Exchange Commission.

"Section 338(h)(10) Election" has the meaning set forth in Section 4.12(k).

"Securities Act" has the meaning set forth in Section 3.3.

"Seller Accounting Principles" has the meaning set forth in Section 1.2.

"Seller Disclosure Schedule" means the Seller Disclosure Schedule delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Seller Fundamental Representations" means the representations and warranties contained in Section 2.1 (Organization and Authority of Sellers), Section 2.2 (Organization and Authority of the Acquired Companies), Section 2.3 (Capitalization) and Section 2.18 (Brokers).

"Seller Indemnified Parties" has the meaning set forth in Section 6.3(a).

"Seller Note" has the meaning set forth in Section 1.3(b)(ii).

"Seller Related Party" means each Seller and each of its respective affiliates and its and its respective affiliates' stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

"Sellers" has the meaning set forth in the Preamble.

"Sellers' Allocation Notice" has the meaning set forth in Section 1.8(a).

"Sellers' Section 338(h)(10) Allocation Notice" has the meaning set forth in Section 1.9(a).

"Space Permit" has the meaning set forth in Section 4.21(b).

"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

"Subsidiary" of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

"Survival Date" has the meaning set forth in Section 6.1.

"Target Net Working Capital Amount" means $17,504,000.

"Tax Benefit" means refund of Taxes paid or any reduction in the amount of Taxes that would otherwise be payable.

"Tax Indemnity" has the meaning set forth in Section 4.12(l).

"Tax Return" means any return, estimates, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule, election or attachment thereto, any amendment thereof, any claim for refund and, where permitted or required, any combined, consolidated or unitary returns for any group of entities that includes any Acquired Company.

"Taxes" means all federal, state, local, or foreign taxes, charges, fees, levies, imposts, duties and other assessments, including income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, contractor, estimated, excise, severance, environmental, documentary, stamp, occupation, escheat, unclaimed property premium, real or personal property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, payments in lieu of taxes and similar charges and assessments), environmental, real property gains, windfall profits, value added, disability, alternative, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties imposed thereon or with respect thereto and any interest in respect of such additions or penalties, including any liability for Taxes of another Person pursuant to a contract, as a transfer or succession, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law or otherwise.

"Third Party Claim" means any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

"Third Party Consents" has the meaning set forth in Section 4.7(f).

"Trusts" has the meaning set forth in the Preamble.

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

B. Construction.

The division of this Agreement into articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The Exhibits and schedules (including the Seller Disclosure Schedule) attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to a "Schedule" or an "Exhibit" followed by a number or a letter refer to the specified Exhibit or Schedule to this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Preamble, Seller Disclosure Schedule, the Exhibits and Annexes) and not to any particular Article, Section or other portion hereof.

Unless otherwise specifically indicated or the context otherwise requires:

- all references to "dollars" or "$" mean United States dollars;
- words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders;
- "include", "includes" and "including" shall be deemed to be followed by the words "without limitation";
- references to times of the day are to Atlanta, Georgia time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight, Atlanta, Georgia time;

- except where expressly provided to the contrary, references to statute or statutory provisions shall be construed as references to that statute or those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

- general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

- references to "writing" or "written" include any modes of reproducing words in a legible, non-transitory form but do not include writing on the screens of visual displays or devices;

- if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

- where any number of days or Business Days is prescribed in this Agreement, those days shall be reckoned exclusively of the first and inclusively of the last day or Business Day (as applicable), unless (in the case of days) the last day falls on a day not being a Business Day, in which event the last day shall be the next succeeding Business Day;

- reference to any Party is also a reference to such Party's permitted successors and assigns; and

- reference to any document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted in favor of, or against, any of the parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction shall be applied against any Party. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Exhibit B

<u>Seller Note</u>

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit C

Lease Amendment

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit D

Sample Working Capital Calculation

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit E

Purchase Price Allocation Methodology

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit F

<u>Section 338(h)(10) Allocation Methodology</u>

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit G

R&W Insurance Binder

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit H

Form Employment Agreement

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit I

Form Restrictive Covenant Agreement

[Intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit J

Form of Quitclaim Deed

See attached

Return Recorded Document to:
David R. James, Esq.
Wasson, Sours & Harris, P.C.
300 Galleria Parkway SE, Suite 1000
Atlanta, GA 30339
(770) 956-1700

QUITCLAIM DEED

STATE OF GEORGIA
COUNTY OF COBB

THIS INDENTURE, made this ___ day of August, 2019 (the "Effective Date"), by and between PLATEAU EXCAVATION, INC., Georgia limited liability company, as party or parties of the first part, hereinafter called Grantor, and GK ROGERS CONSTRUCTION, LLC, a Georgia limited liability company, as party or parties of the second part, hereinafter called Grantee (the words "Grantor" and "Grantee" to include their respective heirs, successors and assigns where the context requires or permits).

WITNESSETH

FOR AND IN CONSIDERATION of the sum of one dollar ($1.00) and other valuable considerations in hand paid by Grantee to Grantor at and before the execution, sealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, Grantor by these presents does hereby remise, convey and forever QUITCLAIM unto the said Grantee forever all the right, title, interest, claim and demand which the said Grantor has in and to the following described lot, piece or parcel of land, situate, lying and being in Cobb County, Georgia, as more particularly described in Exhibit "A" attached hereto, together with all tenements, hereditaments and appurtenances thereunto belonging or in any way appertaining (the "Property").

Grantee agrees that is has had a full opportunity to inspect the Property and accepts the Property in its condition "WHERE AS" and "AS IS" as of the Effective Date and that GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OF THE PROPERTY.

TO HAVE AND TO HOLD the said described premises to Grantee, so that neither Grantor nor any person or persons claiming under Grantor shall at any time, by any means or ways, have, claim or demand any right to title to said premises or appurtenances, or any rights thereof.

IN WITNESS WHEREOF, the Grantor has signed and sealed this Deed, the day and year first above written.

Signed, Sealed and Delivered
In the presence of:

____
Witness

____
Notary Public

GRANTOR:

PLATEAU EXCAVATION, INC.,
a Georgia Corporation (SEAL)

By: _____________________________________
Gregory K. Rogers
Its: President

ACCEPTED BY GRANTEE:

GK ROGERS CONSTRUCTION, LLC,
a Georgia limited liability company (SEAL)

By: _____________________________________
Name:
Title: